NYSE: NEM, ASX: NEM, TSX: NGT, PNGX: NEM	Exhibit 99.1
Newmont Reports Fourth Quarter and Full Year 2024 Results; Provides Full Year 2025 Guidance
DENVER, February 20, 2025 – Newmont Corporation (NYSE: NEM, ASX: NEM, TSX: NGT, PNGX: NEM) (Newmont or the Company) today announced its fourth quarter and full year 2024 results, declared a fourth quarter dividend of $0.251 and provided guidance for the full year of 2025.

"2024 was a transformational year for Newmont, as we focused on the integration of the Newcrest portfolio, divestment of our non-core assets, and transitioning the business onto a stable operating and investment platform. We have deliberately streamlined Newmont into the world's best collection of Tier 1 gold assets, with a strong foundation of operational and financial performance. Our record fourth quarter gave a glimpse into the promising potential of the business and allowed Newmont to deliver record operating cash flows," said Tom Palmer, Newmont’s President and Chief Executive Officer. ”With the gold price predicted to remain strong and the proceeds from our divestiture program expected to materialize during the first half of 2025, we expect our balance sheet and liquidity remains robust. This year we are focused on continuing to optimize the business across our safety, costs, and productivity performance. Looking to 2025 and beyond, our priorities are clear: maximize the potential of our Tier 1 portfolio, meet our commitments, return capital, and drive long-term value for our shareholders."
2024 Results
▪Reported Net Income of $3.4 billion, Adjusted Net Income (ANI)2 of $3.48 per diluted share and Adjusted EBITDA2 of $8.7 billion for the year with notable fourth quarter ANI2 of $1.6 billion or $1.40 per diluted share
▪Generated $6.3 billion of cash from operating activities, net of working capital changes of $(1.0) billion; reported $2.9 billion in Free Cash Flow2 for the year, including a record $1.6 billion in the fourth quarter
▪Announced agreements to divest six non-core assets: Akyem, Cripple Creek & Victor (CC&V), Éléonore, Musselwhite, Porcupine and Telfer, along with its 70% interest in the Havieron project. Telfer and Havieron closed in December, 2024
▪Potential to generate up to $4.3 billion in total proceeds from non-core asset and other investment sales, including up to $2.5 billion in cash expected to be delivered in the first half of 2025, net of taxes and closing costs
▪Repurchased $1.2 billion of outstanding shares as part of the $3.0 billion total share repurchase programs, authorized by the Board of Directors through October 2026
▪Declared fourth quarter dividend of $0.25 per share and delivered $1.1 billion in total dividends to shareholders in 2024
▪Completed integration of Newcrest assets, solidifying Newmont as the world's largest gold producer with robust complementary copper growth opportunities
▪Produced 6.8 million attributable gold ounces, primarily driven by production of 5.7 million attributable gold ounces from Newmont's Tier 1 Portfolio3, as well as 1.9 million gold equivalent ounces (GEOs)4 from copper, silver, lead and zinc, including 153 thousand tonnes of copper
▪Maintained a flexible investment-grade balance sheet, including $3.6 billion in cash and $7.7 billion in total liquidity
▪Reduced debt by $1.4 billion over the last 12 months, which includes early redemption of $928 million in 2026 Notes redeemed on February 7, 2025; reported net debt to adjusted EBITDA of 0.6x2
▪Declared total Newmont reserves of 134 million attributable gold ounces and resources of 170 million attributable gold ounces5; significant upside to other metals, including more than 13.5 million tonnes of copper reserves
2025 Guidance3
▪Attributable production for 2025 is expected to be approximately 5.9 million gold ounces, including 0.3 million gold ounces in the first quarter from the non-core assets held for sale and 5.6 million gold ounces for the Total Tier 1 Portfolio3
▪Gold AISC2 for the Total Portfolio is expected to be $1,630 per ounce including production from non-core assets for the first quarter of 2025; with Gold AISC2 from the Total Tier 1 Portfolio expected to be $1,620 per ounce for full year 2025
▪Sustaining capital spend of approximately $1.8 billion in 2025 for the Total Tier 1 Portfolio3; Development capital spend of approximately $1.3 billion in 2025 for the Total Tier 1 Portfolio3 to progress key near-term development projects

1 Newmont's Board of Directors declared a dividend of $0.25 per share of common stock for the fourth quarter of 2024, payable on March 27, 2025 to holders of record at the close of business on March 4, 2025.
2 Non-GAAP metrics; see reconciliations at the end of this release.
3See discussion of guidance, including the definition of the Tier 1 Portfolio, and cautionary statement at the end of this release regarding forward-looking statements.
4Gold equivalent ounces (GEOs) calculated using Gold ($1,400/oz.), Copper ($3.50/lb.), Silver ($20.00/oz.), Lead ($1.00/lb.) and Zinc ($1.20/lb.) pricing for 2024.
5 Total resources presented includes Measured and Indicated resources of 99.4 million gold ounces and Inferred resources of 70.6 million gold ounces. See cautionary statement at the end of this release.
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Summary of Fourth Quarter and Full Year 2024 Results

	2023					2024					Change
	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3	Q4	FY	FY
Average realized gold price ($/oz)	$1,906	$1,965	$1,920	$2,004	$1,954	$2,090	$2,347	$2,518	$2,643	$2,408	23%
Attributable gold production (Moz)[1]	1.27	1.24	1.29	1.74	5.55	1.68	1.61	1.67	1.90	6.85	23%
Gold CAS ($/oz)[2,3]	$1,025	$1,054	$1,019	$1,086	$1,050	$1,057	$1,152	$1,207	$1,096	$1,126	7%
Gold AISC ($/oz)[3]	$1,376	$1,472	$1,426	$1,485	$1,444	$1,439	$1,562	$1,611	$1,463	$1,516	5%
Net income (loss) attributable to Newmont stockholders ($M)	$351	$155	$158	$(3,158)	$(2,494)	$170	$853	$922	$1,403	$3,348	234%
Adjusted net income ($M)[4]	$320	$266	$286	$452	$1,324	$630	$834	$936	$1,591	$3,991	201%
Adjusted net income per share ($/diluted share)[4]	$0.40	$0.33	$0.36	$0.46	$1.57	$0.55	$0.72	$0.81	$1.40	$3.48	122%
Adjusted EBITDA ($M)[4]	$990	$910	$933	$1,382	$4,215	$1,694	$1,966	$1,967	$3,048	$8,675	106%
Cash from operations before working capital ($M)[5]	$843	$763	$874	$787	$3,267	$1,442	$1,657	$1,846	$2,398	$7,343	125%
Net cash from operating activities of continuing operations ($M)	$481	$656	$1,001	$616	$2,754	$776	$1,394	$1,637	$2,511	$6,318	129%
Capital expenditures ($M)[6]	$526	$616	$604	$920	$2,666	$850	$800	$877	$875	$3,402	28%
Free cash flow ($M)[7]	$(45)	$40	$397	$(304)	$88	$(74)	$594	$760	$1,636	$2,916	3214%
Fourth Quarter 2024 Production and Financial Summary
Attributable gold production1 increased 14 percent to 1,899 thousand ounces compared to the prior quarter primarily due to higher production at Peñasquito, Boddington, and Lihir and the non-managed joint venture at Nevada Gold Mines.
Average realized gold price was $2,643 per ounce, an increase of $125 per ounce compared to the prior quarter. Average realized gold price includes $2,654 per ounce of gross price received, the unfavorable impact of $2 per ounce mark-to-market on provisionally-priced sales and reductions of $9 per ounce for treatment and refining charges.
Gold CAS2 totaled $2.0 billion for the quarter. Gold CAS per ounce3 decreased 9 percent to $1,096 per ounce compared to the prior quarter, primarily due to an increase in production, partially offset by higher costs.
Gold AISC per ounce3 decreased 9 percent to $1,463 per ounce compared to the prior quarter, primarily due to lower CAS per ounce.
Net income attributable to Newmont stockholders was $1,403 million or $1.24 per diluted share, an increase of $481 million from the prior quarter primarily due to higher average realized gold prices and higher sales volumes, partially offset by a loss on assets held for sale of $268 million recognized in the fourth quarter.
Adjusted net income4 for the quarter was $1,591 million or $1.40 per diluted share compared to $936 million or $0.81 per diluted share in the prior quarter. Net income attributable to Newmont stockholders has been adjusted to exclude a non-cash loss on assets held for sale and revisions to reclamation and remediation.
Consolidated cash from operations before working capital5 increased 30 percent from the prior quarter to $2.4 billion, primarily due to higher realized gold prices and higher production.
Consolidated net cash from operating activities increased 53 percent from the prior quarter to $2.5 billion, primarily due to higher consolidated cash from operations before working capital and changes in working capital.
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Net cash from operating activities in the fourth quarter benefited from a $115 million increase in operating cash flow due to changes in working capital from the prior quarter, primarily from a build in accounts payable for taxes and employee benefits due in 2025, partially offset by a $160 million higher outflow in reclamation liability, primarily related to cash spent for the construction of the Yanacocha water treatment facilities.
Free Cash Flow7 increased 115 percent from the prior quarter to $1.6 billion, primarily due to higher consolidated net cash from operating activities and stable capital expenditures of $875 million.
Balance sheet and liquidity remained strong in 2024, ending the year with $3.6 billion of consolidated cash and cash of $45 million included in Assets held for sale, with approximately $7.7 billion of total liquidity; reported net debt to adjusted EBITDA of 0.6x8.
Fourth Quarter 2024 Non-Managed Joint Venture and Equity Method Investments9
Nevada Gold Mines (NGM) attributable gold production increased 16 percent from the prior quarter to 280 thousand ounces, with a 10 percent decrease in CAS to $1,177 per ounce3. AISC decreased 11 percent from the prior quarter to $1,492 per ounce3.
Pueblo Viejo (PV) attributable gold production decreased 6 percent from the prior quarter to 62 thousand ounces. Cash distributions received from the Company's equity method investment in Pueblo Viejo totaled $56 million for the fourth quarter and $150 million for the full year. Capital contributions related to the expansion project at Pueblo Viejo were $58 million for the fourth quarter and $84 million for the full year.
Fruta del Norte attributable gold production is reported on a quarter lag. Production reported in the fourth quarter of 2024 decreased 9 percent to 39 thousand ounces compared to the prior quarter. Cash distributions received from the Company's equity method investment in Fruta del Norte totaled $15 million for the fourth quarter and $46 million for the full year.

1 Attributable gold production includes ounces from the Company's equity method investment in Pueblo Viejo (40%) and in Lundin Gold (32.0%).
2 Consolidated Costs applicable to sales (CAS) excludes Depreciation and amortization and Reclamation and remediation.
3 Non-GAAP measure. See end of this release for reconciliation to Costs applicable to sales.
4 Non-GAAP measure. See end of this release for reconciliation to Net income (loss) attributable to Newmont stockholders.
5 Cash from operations before working capital is a non-GAAP metric with the most directly comparable GAAP financial metric being to Net cash provided by (used in) operating activities, as shown reconciled in the Condensed Consolidated Statements of Cash Flows.
6 Capital expenditures refers to Additions to property plant and mine development from the Consolidated Statements of Cash Flows.
7 Non-GAAP measure. See end of this release for reconciliation to Net cash provided by (used in) operating activities.
8 Non-GAAP measure. See end of this release for reconciliation.
9 Newmont has a 38.5% interest in Nevada Gold Mines, which is accounted for using the proportionate consolidation method. In addition, Newmont has a 40% interest in Pueblo Viejo, which is accounted for as an equity method investment, as well as a 32.0% interest in Lundin Gold, who wholly owns and operates the Fruta del Norte mine, which is accounted for as an equity method investment on a quarter lag.
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2025 Guidance
Newmont's guidance for 2025 demonstrates the value derived from this world-class portfolio of eleven Tier 1 and emerging Tier 1 mines. Guidance for 2025 includes only first quarter expectations for the non-core assets held for sale. Newmont’s Tier 1 Portfolio also includes attributable production from the Company’s equity interest in Pueblo Viejo and Lundin Gold (Fruta del Norte). Tier 1 Portfolio cost and capital metrics include the proportional share of the Company’s interest in the Nevada Gold Mines Joint Venture.

PRODUCTION AND COST GUIDANCE

Guidance Metric (+/-5%)	2025E
Attributable Gold Production (Moz)
Managed Tier 1 Portfolio	4.2
Non-Managed Tier 1 Portfolio	1.4
Total Tier 1 Portfolio	5.6
Non-Core Assets*	0.3
Total Newmont Attributable Gold Production (Moz)	5.9
Gold CAS ($/oz)**
Managed Tier 1 Portfolio	1,170
Non-Managed Tier 1 Portfolio	1,240
Total Tier 1 Portfolio	1,180
Non-Core Assets*	1,450
Total Newmont Gold CAS ($/oz)**	1,200
Gold AISC ($/oz)**
Managed Tier 1 Portfolio	1,630
Non-Managed Tier 1 Portfolio	1,555
Total Tier 1 Portfolio	1,620
Non-Core Assets*	1,830
Total Newmont Gold AISC ($/oz)**	1,630
*Guidance for non-core assets held for sale, Akyem, CC&V, Porcupine, Éléonore and Musselwhite, reflects attributable gold production, Gold CAS and Gold AISC for the first quarter of 2025 only. Sales agreements for each asset have been announced, with transactions expected to close in the first half of 2025, subject to certain conditions being satisfied. See cautionary statement at the end of this release.
**Presented on a consolidated basis and assuming a gold price of $2,500/oz.
Newmont's Managed Tier 1 Portfolio includes 11 managed operations. This portfolio is further enhanced by Non-Managed Tier 1 assets, including the Company’s ownership in the Nevada Gold Mines JV, Pueblo Viejo JV, and its equity interest in Lundin Gold. Together, these assets form the core of Newmont's Total Tier 1 Portfolio. The Total Portfolio is expected to produce 5.9 million ounces in 2025 from the Tier 1 Portfolio and first quarter production from the non-core assets held for sale.
The Company expects attributable gold production from its Total Tier 1 Portfolio to remain largely consistent with 2024 at approximately 5.6 million ounces, with a gold CAS of $1,180 per ounce and a gold AISC of $1,620 per ounce. Unit costs in 2025 include the estimated impact from slightly lower sales volumes due to the planned mine sequencing at Newmont's Tier 1 operations, a higher proportion of costs being allocated to gold versus other metals produced, higher royalties and production taxes from a stronger gold price environment, approximately 3 percent cost escalation, and higher sustaining capital to advance critical tailings work.

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CAPITAL GUIDANCE

Guidance Metric (+/-5%)	2025E
Sustaining Capital ($M)
Managed Tier 1 Portfolio	1,530
Non-Managed Tier 1 Portfolio	270
Total Tier 1 Portfolio	1,800
Non-Core Assets*	75
Total Newmont Sustaining Capital*	1,875
Development Capital ($M)
Managed Tier 1 Portfolio	1,140
Non-Managed Tier 1 Portfolio	160
Total Tier 1 Portfolio	1,300
Non-Core Assets*	30
Total Newmont Development Capital**	1,330
*Guidance for non-core assets held for sale, Akyem, CC&V, Porcupine, Éléonore, and Musselwhite, reflects sustaining and development capital for the first quarter of 2025 only. See the cautionary statement at the end of this release for further details.
**Sustaining capital is presented on an attributable basis; Capital guidance excludes amounts attributable to the Pueblo Viejo joint venture.
Sustaining capital is expected to be approximately $1.8 billion in 2025 for the Total Tier 1 Portfolio to support key tailings management initiatives, water and infrastructure projects, equipment, and ongoing mine development.
Development capital is expected to be approximately $1.3 billion in 2025 for the Total Tier 1 Portfolio, as the Company focuses on disciplined reinvestment in its most profitable near-term projects. 2025 guidance primarily includes spend for Tanami Expansion 2, the Cadia Panel Caves in Australia, and Ahafo North in Ghana, as well as advancing the Red Chris Block cave project in Canada toward an investment decision. In addition, development capital guidance includes spend related to the Company’s ownership interest in Nevada Gold Mines.
Development capital estimates exclude contributions to support Newmont’s 40 percent interest in the Pueblo Viejo expansion, which is accounted for as an equity method investment.
2025 GOLD PRODUCTION AND CAPITAL SEASONALITY GUIDANCE AND FIRST QUARTER COMMENTARY

Total Tier 1 Portfolio*	H1 2025E	H2 2025E
Attributable Production	48%	52%
Sustaining Capital	52%	48%
Development Capital	57%	43%
*Total Tier 1 Portfolio includes the Managed Tier 1 Portfolio and the Non-Managed Tier 1 Portfolio and does not include non-core assets held for sale.

H1/H2 Commentary: Attributable gold production for the Total Tier 1 Portfolio in 2025 is expected to be approximately 48 percent weighted to the first half of the year. The increase in production in the second half of the year is expected to be driven by the non-managed Nevada Gold Mines and Pueblo Viejo operations and the addition of Ahafo North to commercial production. Gold production weighting excludes non-core assets.
Sustaining capital for the Total Tier 1 Portfolio is weighted toward the first half of 2025, primarily due to the timing of scheduled work on pit design and access roads for Phase 14a at Lihir in the first half and the Q2 start of warmer weather surface work at Red Chris and Brucejack in Northern Canada. Development capital for the Total Tier 1 Portfolio is heavily weighted to the first half of 2025 driven primarily by work at Ahafo North as the project moves toward commercial production.
First Quarter Commentary: The first quarter of 2025 is expected to include 23 percent of Total Tier 1 Portfolio production and associated impacts on unit costs. The first quarter will also include 0.3 million ounces of non-core assets pending divestiture at a weighted average gold AISC of $1,830 per ounce. The weighting of Tier 1 production and the inclusion of non-core assets combined indicate that the first quarter of 2025 will have notably higher costs than subsequent quarters. First quarter free cash flow will be impacted by these dynamics as well as expected working capital changes for previously accrued tax and employee benefit payments during the quarter.
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CO-PRODUCT PRODUCTION AND COST GUIDANCE

Guidance Metric (+/-5%)	2025E
Copper ($9,370/tonne price assumption)*
Copper Production (ktonne)	118
Copper CAS ($/tonne)**	$5,160
Copper AISC ($/tonne)**	$8,510
Silver ($30.00/oz price assumption)
Silver Production (Moz)	28
Silver CAS ($/oz)**	$11.50
Silver AISC ($/oz)**	$15.00
Lead ($2,094/tonne price assumption)*
Lead Production (ktonne)	90
Lead CAS ($/tonne)**	$1,080
Lead AISC ($/tonne)**	$1,290
Zinc ($2,756/tonne price assumption)*
Zinc Production (ktonne)	236
Zinc CAS ($/tonne)**	$1,430
Zinc AISC ($/tonne)**	$1,890
*Co-product metal pricing assumptions in imperial units equate to Copper ($4.25/lb.), Lead ($0.95/lb.) and Zinc ($1.25/lb.).
**Consolidated basis
In 2025, co-product production is expected to decline due to lower copper production as Cadia processes lower grade ore and Peñasquito produces less co-product from the Peñasco pit. Copper CAS per tonne is expected to rise in 2025 due to lower production at Cadia. Copper AISC per tonne is expected to rise in 2025 due to higher CAS per tonne and higher sustaining capital at Cadia.
Refer to the 2025 Production and Cost Guidance by Site below for additional details.

EXPLORATION AND ADVANCED PROJECTS GUIDANCE

Guidance Metric (+/-5%)	2025E
Exploration & Advanced Projects ($M)	$525
In 2025, Newmont plans to increase its investment in exploration and advanced projects to approximately $525 million, focusing on extending mine life at existing operations while continuing to develop reserves and resources. This includes an estimated $275 million dollars in exploration expense to progress organic growth around existing operations, including the Apensu and Subika Underground at Ahafo South and pit extension at Merian, and advance greenfield projects. Additionally, Newmont expects to allocate approximately $250 million to advanced project spending to support studies on its organic project pipeline.
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CONSOLIDATED EXPENSE GUIDANCE

Guidance Metric (+/-5%)	2025E
General & Administrative ($M)	$475
Interest Expense ($M)	$300
Depreciation & Amortization ($M) [a]	$2,600
Reclamation and Remediation Accretion ($M) [b]	$475
Adjusted Tax Rate [c,d]	34%
a Depreciation & Amortization includes Q1 2025 only for non-core assets.
b Reclamation and Remediation Accretion represents a subset of expenses within Reclamation and Remediation expense and is exclusive of Reclamation and Remediation adjustments and other within that income statement expense line item. Reclamation and Remediation Accretion includes Q1 2025 only for non-core assets.
c The adjusted tax rate excludes certain items such as tax valuation allowance adjustments.
d Assuming average prices of $2,500 per ounce for gold, $4.25 per pound for copper, $30.00 per ounce for silver, $0.95 per pound for lead, and $1.25 per pound for zinc and achievement of current production, sales and cost estimates, Newmont estimates its consolidated adjusted effective tax rate related to continuing operations for 2025 will be 34%.
The 2025 guidance for general and administrative costs is expected to be $475 million as Newmont continues to manage a global business. Interest expense is expected to decrease to approximately $300 million due to the reduction in debt outstanding through early repayment and purchases along with higher capitalized interest. Reclamation and remediation expense is expected to increase to $475 million due to continued accretion of Newmont's closure liabilities. The adjusted tax rate is expected to remain stable at approximately 34 percent using a $2,500 per ounce gold price assumption.

ASSUMPTIONS AND SENSITIVITIES

	Assumption	Change (-/+)	Revenue and Cost Impact ($M)**
			Total Tier 1 Portfolio
Gold ($/oz)	$2,500	$100	$517
Australian Dollar	$0.70	$0.05	$160
Canadian Dollar	$0.75	$0.05	$45
Oil ($/bbl WTI)	$80	$10	$68
Copper ($/tonne)*	$9,370	$550	$65
Silver ($/oz)	$30.00	$1.00	$25
Lead ($/tonne)*	$2,094	$220	$20
Zinc ($/tonne)~~*~~	$2,756	$220	$50
*Co-product metal pricing assumptions in imperial units equate to Copper ($4.25/lb.), Lead ($0.95/lb.) and Zinc ($1.25/lb.).
**Impacts are presented on a pretax basis.

Excluded from the sensitivity is a royalty, production tax, and workers participation impact of approximately $10 per ounce for every $100 per ounce change in gold price.
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Divestiture Program Update
In February 2024, Newmont announced the intent to divest its non-core assets, including six operations and two projects from its Australian, Ghanaian and North American business units. To date, Newmont has announced sales agreements for all non-core operations and its 70 percent interest in the Havieron project in Western Australia. Newmont continues to advance the divestiture process for the Coffee Project in the Yukon, which may extend beyond the first quarter of 2025. The Company will provide an update once a sales agreement for that project has been agreed.
Total gross proceeds from transactions announced in 2024 are expected to be up to $4.3 billion including contingent payments and prior to closing adjustments. This includes $3.8 billion from non-core divestitures and $527 million from the sale of other investments, detailed as follows:
•Up to $475 million from the sale of the Telfer operation and Newmont's 70 percent interest in the Havieron project, closed on December 4, 2024;
•Up to $1.0 billion from the sale of the Akyem operation, expected to close in the first half of 2025;
•Up to $850 million from the sale of the Musselwhite operation, expected to close in the first quarter of 2025;
•$795 million from the sale of the Éléonore operation, expected to close in the first quarter of 2025;
•Up to $275 million for the sale of the CC&V operation, expected to close in the first quarter of 2025;
•Up to $425 million for the sale of the Porcupine operation, expected to close in the first half of 2025; and
•$527 million from the completed sale of other investments, including the sale of the Lundin Gold stream credit facility and offtake agreement, and the monetization of Newmont's Batu Hijau contingent payments.
Disciplined Reinvestment in Organic Project Pipeline
Newmont's portfolio includes the deepest organic project pipeline in the sector, expected to add new, low-cost ounces and growing free cash flow on a per share basis. Newmont's 2025 guidance includes current development capital costs and production related to the key projects in execution at Tanami Expansion 2, Ahafo North and Cadia Panel Caves.
▪Tanami Expansion 2 (Australia) is expected to secure Tanami’s future as a long-life, low-cost producer by extending mine life beyond 2040 through the addition of a 1,460 meter hoisting shaft and supporting infrastructure to process 3.3 million tonnes per year and provide a platform for future growth. The expansion is expected to increase average annual gold production by approximately 150,000 to 200,000 ounces per year for the first five years (2028 - 2032) and significantly reduce operating costs through efficiency improvements. The project is expected to achieve commercial production in the second half of 2027, and total capital costs are estimated to be between $1.7 and $1.8 billion. Development costs (excluding capitalized interest) since approval were $1,020 million, of which $268 million related to 2024.
▪Ahafo North (Ghana) is expected to expand Newmont's existing footprint in Ghana with four open pit mines and a stand-alone mill located approximately 30 kilometers from the Company’s Ahafo South operations. The project is expected to add between 275,000 and 325,000 ounces per year with All-In Sustaining Costs of $800 to $900 per ounce for the first five full years of production (2026 - 2030). Ahafo North includes 4.6 million ounces of Reserves and 2.6 million ounces of Measured, Indicated and Inferred Resources2 with significant upside potential to extend beyond Ahafo North’s current 13-year mine life. Commercial production for the project is expected in the second half of 2025. Total capital costs are estimated to be between $950 and $1,050 million. Development costs (excluding capitalized interest) since approval were $616 million, of which $241 million related to 2024.
▪Cadia Panel Caves (Australia) includes two panel caves expected to extract approximately 5.9 million ounces of gold reserves as well as 1.3 million tonnes of copper reserves1.
◦Panel Cave 2-3 (PC2-3) is expected to produce 1.0 million ounces of gold and more than 400 thousand tonnes of copper over its ten-year cave life (2024 - 2034). During peak production (2027 - 2032), PC2-3 is expected to ramp up to deliver between 100 and 150 thousand ounces of gold per year, and between 40 and 60 thousand tonnes of copper per year. First ore was delivered during the fourth quarter of 2023 and cave establishment was achieved during the third quarter of 2024. Total capital costs for PC2-3 are estimated to be between $1.0 and $1.2 billion, which includes more than $900 million spent by Newcrest prior to the acquisition by Newmont in November 2023. Development capital spend by Newmont is estimated to be between $150 to $250 million and will continue until the last drawbell is fired, expected to be in the second half of 2026. Development capital invested (excluding capitalized interest) since acquisition is $56 million, of which $45 million related to 2024.
1 PC2-3 and PC1-2 are subsets of Cadia’s total Mineral Reserves, please refer to Newmont’s 10-K for the total Mineral Reserves and Mineral Resources at Cadia for the year ended December 31, 2024, filed with the SEC on or about February 21, 2025. Project estimates remain subject to change based upon uncertainties, including future market conditions, macroeconomic and geopolitical conditions, changes in interest rates, inflation, commodities and raw materials prices, supply chain disruptions, labor markets, engineering and mine plan assumptions, future funding decisions, consideration of strategic capital allocation, and other factors, which may impact estimated capital expenditures, AISC, and timing of projects. Please see the cautionary statement at the end of this release for additional information regarding forward-looking statements.
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◦Panel Cave 1-2 (PC1-2) is expected to produce 4.0 million ounces of gold and more than 700 thousand tonnes of copper over its fifteen year cave life (2027 - 2042). During peak production (2030 - 2040), PC1-2 is expected to ramp up to deliver between 275 and 325 thousand ounces of gold per year, and between 35 and 55 thousand tonnes of copper per year. The PC1-2 project is currently under review and a more fulsome update on the project's opportunities and metrics is expected to be provided in 2025. Development capital invested (excluding capitalized interest) since acquisition is $153 million, of which $129 million related to 2024.
◦In line with the development of the Panel Caves, Newmont continues to progress tailings solutions that are planned to ensure that the tailings storage facilities are able to support the long mine life of Cadia. This work is intended to create safe and sufficient capacity for PC2-3 and PC1-2 in the medium term.
Newmont is carefully assessing its next wave of opportunities from its robust organic project pipeline, ensuring that the most promising projects are advanced at the right time and in the most capital-efficient manner. Red Chris is advancing the feasibility study, permitting activities and some underground development work to support the underground expansion project. As part of the process to prioritize the most promising projects, the Company has decided to reprioritize capital at Cerro Negro, shifting focus from ongoing underground mine life extension initiatives to surface infrastructure projects at Cerro Negro and other opportunities within its portfolio. This temporary pause in underground investment will allow Newmont to drive improvements in operational productivity and safety performance at Cerro Negro. Additionally, Newmont has chosen to continue deferring the investment decision for the Yanacocha Sulfides project. The Company remains committed to evaluating all opportunities in the surrounding regions of Peru, ensuring future investment decisions deliver the greatest value for shareholders.
Committed to Concurrent Reclamation
As mines operate for a finite period, careful closure planning is crucial to address the diverse social, economic, environmental and regulatory impacts associated with the end of mining operations. Newmont’s global Closure Strategy integrates closure planning throughout each operation’s lifespan, aiming to create enduring positive and sustainable legacies that last long after mining ceases. Newmont continues to execute concurrent and final reclamation and remediation at our operating and legacy sites. In 2024, the Company spent $433 million, which impacted working capital, primarily related to the construction of two new water treatment plants and post-closure management at Yanacocha. Newmont anticipates spending an average of $600 million annually over the next two years on the water treatment plants at Yanacocha, with expenditures expected to decline starting in 2027 upon project completion and in line with its regulatory compliance commitment. Yanacocha’s ongoing closure planning study continues to address several complex closure issues, including water management, social impacts and tailings. The long-term water management solution under construction at Yanacocha will replace five existing water treatment facilities with two, addressing the watersheds along the continental divide.

NEWMONT FOURTH QUARTER AND FULL YEAR 2024 RESULTS & 2025 GUIDANCE | NEWS RELEASE     9

2025 Production and Cost Guidance by Site

Managed Tier 1 Portfolio
Boddington

2025E	Production	CAS ($/unit)	AISC ($/unit)
Gold (Koz)	560	$1,270	$1,620
Copper (ktonne)	23	$5,330	$6,830
Boddington gold production is expected to decrease slightly in 2025 due to lower grade ore as the site continues to progress the planned laybacks in the North and South pits, positioning the site for increased production in 2026 and beyond.
Boddington gold CAS per ounce is expected to increase in 2025, primarily due to lower production volumes, increased government royalties driven by a higher gold price environment, and a greater proportion of costs being allocated to gold, driven by the reserve price change. Gold AISC per ounce is expected to increase as a result of higher gold CAS per ounce and higher sustaining capital.
Boddington copper production is also expected to decrease in 2025 due to the ongoing stripping campaign.
Boddington copper CAS per tonne is expected to increase in 2025 due to lower copper production, partially offset by lower CAS allocation to copper. Copper AISC per tonne is expected to increase due to higher copper CAS per tonne and higher sustaining capital costs.
Tanami

2025E	Production (Koz)	CAS ($/oz)	AISC ($/oz)
Gold	380	$1,100	$1,630
Tanami production is expected to decrease slightly in 2025 due to mining sequence as the site continues to progress the Tanami Expansion 2 project. Production is weighted approximately 60 percent toward the second half of the year due to higher grade stopes from the Liberator and Auron ore bodies.

Tanami gold CAS per ounce is expected to increase due to lower production volumes, higher underground mining costs and increased government royalties driven by a higher gold price environment. Gold AISC per ounce is expected to increase due to higher gold CAS per ounce and higher sustaining capital.
Cadia

2025E	Production	CAS ($/unit)	AISC ($/unit)
Gold (Koz)	280	$1,000	$1,950
Copper (ktonne)	67	$4,600	$8,780
Cadia gold production is expected to decrease by approximately 40 percent in 2025 due to a decline in gold grades as the site transitions to Panel Cave 2-3. Production at Cadia is expected to begin growing again in 2027 as the mine ramps up to higher gold grades from the newly-established panel cave, driving sequential production growth through 2030.
Cadia gold CAS per ounce is expected to increase due to lower gold production in 2025, increased government royalties driven by a higher gold price environment, and a greater proportion of costs being allocated to gold, driven by the reserve price change. Gold AISC per ounce is expected to increase due to higher CAS per ounce and higher capital for tailings expansion to progress tailings solutions that create safe and sufficient capacity for the current caves at Cadia.

Cadia copper production will also decrease in 2025 as the site transitions to Panel Cave 2-3 and the ongoing work to access higher grades in the future.

Cadia copper CAS per tonne is expected to increase due to lower production in 2025 for copper and less allocation of costs to copper due to reserve prices driving CAS cost allocation. Copper AISC per tonne is expected to increase due to higher CAS per tonne and higher spend year over year on sustaining capital.

NEWMONT FOURTH QUARTER AND FULL YEAR 2024 RESULTS & 2025 GUIDANCE | NEWS RELEASE     10

Lihir

2025E	Production (Koz)	CAS ($/oz)	AISC ($/oz)
Gold	600	$1,330	$1,760
Lihir gold production is expected to decrease slightly in 2025 driven by the open pit reconfiguration work being done to deliver a more sustainable long-term mine plan. This work is anticipated to stabilize production in 2026, with higher grades from Phase 14A expected in 2027.

Lihir gold CAS per ounce is expected to be higher in 2025 due to higher operating costs, a slight decrease in production and higher government royalties and production taxes driven by the higher gold price environment. Gold AISC per ounce is expected to increase due to higher CAS per ounce, higher sustaining capital for fleet investment and stripping in Phase 14A.
Ahafo

2025E	Production (Koz)	CAS ($/oz)	AISC ($/oz)
Gold	670	$1,120	$1,400
Ahafo production is expected to remain largely consistent through the first half of 2025 before beginning to decline in the second half of 2025 as mining activities in the Subika open pit are completed as planned.
Ahafo gold CAS per ounce is expected to increase due to the decrease in production and higher government and third party royalties due to a higher gold price. Gold AISC per ounce is expected to increase due to higher CAS per ounce and higher sustaining capital.
Ahafo North

2025E	Production (Koz)	CAS ($/oz)	AISC ($/oz)
Gold	50	$350	$480
Ahafo North is expected to pour first gold in the second half of 2025 and declare commercial production in the second half of 2025. Unit costs will not be reported until commercial production is declared.
Peñasquito

2025E	Production	CAS ($/unit)	AISC ($/unit)
Gold (Koz)	390	$930	$1,210
Silver (Moz)	28	$11.50	$15.00
Lead (ktonne)	90	$1,080	$1,290
Zinc (ktonne)	236	$1,430	$1,890
Peñasquito gold production is expected to increase in 2025, as mining is expected to be from the higher gold content Peñasco pit for the first half of 2025. Gold production in 2025 is expected to be approximately 60 percent weighted to the first half of the year.
Peñasquito gold CAS per ounce is expected to increase in 2025 due to higher direct costs, in addition to increased royalties and worker participation payments driven by a higher gold price environment. Additionally, a greater proportion of CAS is allocated to gold, driven by the reserve price change. Gold AISC per ounce is expected to increase due to higher gold CAS per ounce.
Peñasquito co-product production of silver, lead and zinc is expected to decline from 2024 levels due to reduced mining in the Chile Colorado pit as this polymetallic mine progresses through its planned sequence.
Peñasquito co-product CAS unit costs are expected to increase in 2025 due to lower allocations from higher gold production and updated reserve prices, partially offset by lower production of co-product metals. Co-product AISC unit costs are expected to increase due to higher co-product CAS unit costs.
NEWMONT FOURTH QUARTER AND FULL YEAR 2024 RESULTS & 2025 GUIDANCE | NEWS RELEASE     11

Cerro Negro

2025E	Production (Koz)	CAS ($/oz)	AISC ($/oz)
Gold	250	$1,010	$1,340
Cerro Negro production is expected to increase slightly in 2025 due to a full year of operations offset by lower tonnes of ore mined as a result of the decision to shift focus from underground mine life extension initiatives to surface work and other opportunities within the Company's portfolio.
Cerro Negro gold CAS per ounce is expected to decrease in 2025 due to higher production from a full year of operations, offsetting increased royalties driven by a higher gold price environment. Gold AISC per ounce is expected to decrease as lower gold CAS per ounce offsets higher sustaining capital.
Yanacocha

2025E	Production (Koz)	CAS ($/oz)	AISC ($/oz)
Gold	460	$920	$1,070
Yanacocha continues to deliver leach-only production, with production expected to increase in 2025 due to higher leach recoveries from injection leaching and higher grades placed from the final phase of Quecher Main. Fresh ore mining will cease in the fourth quarter of 2025, with residual leaching to continue beyond 2025.
Yanacocha gold CAS per ounce is expected to be lower in 2025 due to higher sales and lower stripping as the operation concludes mining, largely offset by increased government royalties, production taxes, and worker participation payments driven by a higher gold price environment. Gold AISC per ounce is expected to decrease due to lower gold CAS per ounce and lower sustaining capital.
Merian

2025E	Production (Koz)	CAS ($/oz)	AISC ($/oz)
Gold	210	$1,490	$1,770
Merian production is expected to be in line with 2024.
Merian gold CAS per ounce is expected to increase due to higher government royalties and production taxes from a higher gold price. Gold AISC per ounce is expected to decrease due to lower sustaining capital as the site completes fleet replacement, offsetting higher CAS per ounce.
Brucejack

2025E	Production (Koz)	CAS ($/oz)	AISC ($/oz)
Gold	255	$1,400	$1,920
Brucejack gold production is expected to be in line with 2024 as a slight increase in tonnes mined offsets a slight decline in grade due to planned stope sequence.

Brucejack gold CAS per ounce is expected to increase in 2025 due to an increase in government royalties from a higher gold price environment and higher underground mining development cost. Gold AISC per ounce is expected to increase due higher gold CAS per ounce and higher sustaining capital for access roads and underground development.
NEWMONT FOURTH QUARTER AND FULL YEAR 2024 RESULTS & 2025 GUIDANCE | NEWS RELEASE     12

Red Chris

2025E	Production	CAS ($/unit)	AISC ($/unit)
Gold (Koz)	60	$1,440	$2,050
Copper (ktonne)	28	$6,370	$8,800
Red Chris gold production is expected to increase by approximately 50 percent in 2025 driven by the mining and processing of higher grade ore.

Red Chris gold CAS per ounce is expected to increase as a result of higher operating costs allocated to gold, driven by the reserve price change, as well as increased royalties due to a higher gold price environment. Gold AISC per ounce is expected to increase due to higher CAS per ounce and higher sustaining capital for tailings work.

Red Chris copper production is expected to be higher in 2025 due to mine sequencing.

Red Chris copper CAS per tonne is expected to decrease slightly as greater allocation to gold, driven by the reserve price change, offsets higher operating costs. Copper AISC per tonne is expected to decrease slightly due to lower copper CAS per tonne.
Non-Managed Tier 1 Portfolio

2025E	Production (Koz)	CAS ($/oz)	AISC ($/oz)
Nevada Gold Mines (NGM)[a]	1,015	$1,240	$1,555
Pueblo Viejo[b]	260
Fruta Del Norte[c]	160
a Represents the ownership interest in the Nevada Gold Mines (NGM) joint venture. NGM is owned 38.5% by Newmont and owned 61.5% and operated by Barrick. The Company accounts for its interest in NGM using the proportionate consolidation method, thereby recognizing its pro-rata share of the assets, liabilities and operations of NGM.
b Attributable production includes Newmont’s 40% interest in Pueblo Viejo, which is accounted for as an equity method investment.
c Attributable production includes Newmont’s 32.0% interest in Lundin Gold, who wholly owns and operates the Fruta del Norte mine, which is accounted for as an equity method investment on a quarterly-lag.
NEWMONT FOURTH QUARTER AND FULL YEAR 2024 RESULTS & 2025 GUIDANCE | NEWS RELEASE     13

2025 Site Guidancea

2025 Guidance	Consolidated Production (Koz)	Attributable Production (Koz)	Consolidated CAS ($/oz)	Consolidated All-In Sustaining Costs[b] ($/oz)	Attributable Sustaining Capital Expenditures ($M)	Attributable Development Capital Expenditures ($M)
Managed Tier 1 Portfolio
Boddington	560	560	1,270	1,620	150	—
Tanami	380	380	1,100	1,630	160	360
Cadia	280	280	1,000	1,950	490	330
Lihir	600	600	1,330	1,760	180	—
Ahafo	670	670	1,120	1,400	130	—
Ahafo North	50	50	350	480	5	290
Peñasquito	390	390	930	1,210	110	—
Cerro Negro	250	250	1,010	1,340	80	40
Yanacocha	460	460	920	1,070	10	—
Merian[c]	295	210	1,490	1,770	50	—
Brucejack	255	255	1,400	1,920	80	—
Red Chris	60	60	1,440	2,050	70	120

Non-Managed Tier 1 Portfolio
Nevada Gold Mines[d]	1,015	1,015	1,240	1,555	270	160
Pueblo Viejo[e]	—	260	—	—	—	—
Fruta Del Norte[f]	—	160	—	—	—	—

Non-Core Assets	250	250	1,450	1,830	75	30

Co-Product Production
Boddington - Copper (ktonne)	23	23	5,330	6,830	—	—
Cadia - Copper (ktonne)	67	67	4,600	8,780	—	—
Peñasquito - Silver (Moz)	28	28	11.50	15.00	—	—
Peñasquito - Lead (ktonne)	90	90	1,080	1,290	—	—
Peñasquito - Zinc (ktonne)	236	236	1,430	1,890	—	—
Red Chris - Copper (ktonne)	28	28	6,370	8,800	—	—
a 2025 guidance projections are considered forward-looking statements and represent management’s good faith estimates or expectations of future production results as of February 20, 2025. Guidance is based upon certain assumptions, including, but not limited to, metal prices, oil prices, certain exchange rates and other assumptions. For example, 2025 Guidance assumes $2,500/oz Au, $9,370/tonne Cu, $30/oz Ag, $2,756/tonne Zn, $2,094/tonne Pb, $0.70 AUD/USD exchange rate, $0.75 CAD/USD exchange rate and $90/barrel WTI. Production, CAS, AISC and capital estimates exclude projects that have not yet been approved. The potential impact on inventory valuation as a result of lower prices, input costs, and project decisions are not included as part of this Outlook. Assumptions used for purposes of Guidance may prove to be incorrect and actual results may differ from those anticipated, including variation beyond a +/-5% range. Guidance cannot be guaranteed. As such, investors are cautioned not to place undue reliance upon Guidance and forward-looking statements as there can be no assurance that the plans, assumptions or expectations upon which they are placed will occur. Amounts may not recalculate to totals due to rounding. See cautionary statement at the end of this release.
b All-in sustaining costs (AISC) as used in the Company’s Guidance is a non-GAAP metric; see below for further information and reconciliation to consolidated 2025 CAS outlook.
c Consolidated production for Merian is presented on a total production basis for the mine site; attributable production represents a 75% interest for Merian.
d Represents the ownership interest in the Nevada Gold Mines (NGM) joint venture. NGM is owned 38.5% by Newmont and owned 61.5% and operated by Barrick. The Company accounts for its interest in NGM using the proportionate consolidation method, thereby recognizing its pro-rata share of the assets, liabilities and operations of NGM.
e Attributable production includes Newmont’s 40% interest in Pueblo Viejo, which is accounted for as an equity method investment.
f Attributable production includes Newmont’s 32.0% interest in Lundin Gold, who wholly owns and operates the Fruta del Norte mine, which is accounted for as an equity method investment on a quarter lag.
NEWMONT FOURTH QUARTER AND FULL YEAR 2024 RESULTS & 2025 GUIDANCE | NEWS RELEASE     14

	2023					2024
Operating Results	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3	Q4	FY
Attributable Sales (koz)
Attributable gold ounces sold (1)	1,188	1,197	1,229	1,726	5,340	1,581	1,528	1,551	1,811	6,471
Attributable gold equivalent ounces sold	265	251	59	321	896	502	453	412	549	1,916

Average Realized Price ($/oz, $/lb)
Average realized gold price	$1,906	$1,965	$1,920	$2,004	$1,954	$2,090	$2,347	$2,518	$2,643	$2,408
Average realized copper price	$4.18	$3.26	$3.68	$3.69	$3.71	$3.72	$4.47	$4.31	$3.57	$4.00
Average realized silver price (2)	$19.17	$20.56	N.M.	$19.45	$19.97	$20.41	$26.20	$25.98	$25.15	$24.13
Average realized lead price (2)	$0.86	$0.92	N.M.	$0.90	$0.90	$0.92	$1.05	$0.86	$0.86	$0.91
Average realized zinc price (2)	$1.18	$0.73	N.M.	$3.71	$0.96	$0.92	$1.31	$1.14	$1.21	$1.14

Attributable Gold Production (koz)
Boddington	199	209	181	156	745	142	147	137	164	590
Tanami	63	126	123	136	448	90	99	102	117	408
Cadia (3)	—	—	—	97	97	122	117	115	110	464
Lihir (3)	—	—	—	134	134	181	141	129	163	614
Ahafo	128	137	133	183	581	190	184	213	211	798
Peñasquito (2)	85	38	—	20	143	45	64	63	127	299
Cerro Negro	67	48	71	83	269	81	19	60	78	238
Yanacocha	56	65	87	68	276	91	78	93	92	354
Merian (75%)	62	40	62	78	242	57	46	43	59	205
Brucejack (3)	—	—	—	29	29	37	60	89	72	258
Red Chris (70%) (3)	—	—	—	5	5	6	9	9	16	40
Managed Tier 1 Portfolio	660	663	657	989	2,969	1,042	964	1,053	1,209	4,268
Nevada Gold Mines (38.5%)	261	287	300	322	1,170	264	253	242	280	1,039
Pueblo Viejo (40%) (4)	60	51	52	61	224	54	53	66	62	235
Fruta Del Norte (32.0%) (5)	—	—	—	—	—	21	35	43	39	138
Non-Managed Tier 1 Portfolio	321	338	352	383	1,394	339	341	351	381	1,412
Total Tier 1 Portfolio	981	1,001	1,009	1,372	4,363	1,381	1,305	1,404	1,590	5,680
Telfer (3)(7)	—	—	—	43	43	31	14	6	32	83
Akyem (6)	71	49	75	100	295	69	47	47	41	204
CC&V (6)	48	41	45	38	172	28	35	38	45	146
Porcupine (6)	66	60	64	70	260	61	91	67	65	284
Éléonore (6)	66	48	50	68	232	56	61	54	69	240
Musselwhite (6)	41	41	48	50	180	49	54	52	57	212
Non-Core Assets (6)	292	239	282	369	1,182	294	302	264	309	1,169
Total Attributable Gold Production	1,273	1,240	1,291	1,741	5,545	1,675	1,607	1,668	1,899	6,849

Attributable Co-Product GEO Production (kGEO)
Boddington	64	67	58	56	245	49	55	48	54	206
Cadia (3)	—	—	—	90	90	118	117	120	123	478
Peñasquito (2)	224	189	—	116	529	288	268	229	317	1,102
Red Chris (70%) (3)	—	—	—	20	20	28	35	32	49	144
Tier 1 Portfolio	288	256	58	282	884	483	475	429	543	1,930
Telfer (3)(7)	—	—	—	7	7	6	2	1	5	14
Non-Core Assets (6)	—	—	—	7	7	6	2	1	5	14
Total Attributable Co-Product GEO Production	288	256	58	289	891	489	477	430	548	1,944

Gold CAS Consolidated ($/oz)
Boddington	$841	$777	$848	$941	$847	$1,016	$1,022	$1,098	$1,084	$1,056
Tanami	$936	$829	$655	$702	$759	$902	$1,018	$979	$898	$947
Cadia (3)	$—	$—	$—	$1,079	$1,079	$648	$624	$723	$616	$653
Lihir (3)	$—	$—	$—	$1,117	$1,117	$936	$1,101	$1,619	$1,523	$1,270
Ahafo	$992	$910	$969	$924	$947	$865	$976	$867	$916	$904
Peñasquito (2)	$1,199	$831	N.M.	$1,306	$1,219	$853	$827	$985	$630	$776
Cerro Negro	$1,146	$1,655	$1,216	$1,132	$1,257	$861	$2,506	$1,535	$1,177	$1,325
Yanacocha	$1,067	$1,187	$1,057	$975	$1,069	$972	$1,000	$1,072	$970	$1,003
Merian	$1,028	$1,501	$1,261	$1,155	$1,207	$1,221	$1,546	$1,795	$1,334	$1,457
Brucejack (3)	$—	$—	$—	$1,898	$1,898	$2,175	$1,390	$970	$1,126	$1,254
Red Chris (70%) (3)	$—	$—	$—	$905	$905	$940	$951	$2,228	$901	$1,225
Managed Tier 1 Portfolio	$984	$977	$975	$1,027	$995	$955	$1,053	$1,117	$1,021	$1,036
Nevada Gold Mines (38.5%)	$1,109	$1,055	$992	$1,125	$1,070	$1,177	$1,220	$1,311	$1,177	$1,219
Non-Managed Tier 1 Portfolio	$1,109	$1,055	$992	$1,125	$1,070	$1,177	$1,220	$1,311	$1,177	$1,219
Total Tier 1 Portfolio	$1,019	$1,001	$980	$1,050	$1,016	$1,000	$1,087	$1,153	$1,050	$1,071
Telfer (3)(7)	$—	$—	$—	$1,882	$1,882	$2,632	$2,548	N.M.	$1,557	$2,377
Akyem (6)	$810	$1,087	$1,032	$877	$931	$1,006	$1,716	$2,051	$2,010	$1,596
CC&V (6)	$1,062	$1,186	$1,253	$1,122	$1,156	$1,394	$1,361	$1,416	$1,386	$1,390
Porcupine (6)	$1,071	$1,225	$1,189	$1,186	$1,167	$1,042	$1,068	$1,114	$1,171	$1,097
Éléonore (6)	$1,095	$1,477	$1,338	$1,224	$1,263	$1,441	$1,404	$1,344	$1,199	$1,339
Musselwhite (6)	$1,313	$1,356	$1,045	$1,068	$1,186	$1,175	$993	$993	$1,031	$1,045
Non-Core Assets (6)	$1,043	$1,264	$1,159	$1,214	$1,169	$1,306	$1,398	$1,474	$1,316	$1,370
Total Gold CAS (8)	$1,025	$1,054	$1,019	$1,086	$1,050	$1,057	$1,152	$1,207	$1,096	$1,126
Total Gold CAS (by-product) (8)	$916	$1,024	$1,022	$1,060	$1,011	$891	$892	$1,052	$862	$922
NEWMONT FULL YEAR AND FOURTH QUARTER 2024 RESULTS | NEWS RELEASE     15

	2023					2024
Operating Results (continued)	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3	Q4	FY
Co-Product CAS Consolidated ($/GEO)
Boddington	$809	$766	$816	$944	$830	$942	$1,031	$1,017	$994	$994
Cadia (3)	$—	$—	$—	$1,017	$1,017	$594	$552	$685	$582	$603
Peñasquito (2)	$954	$1,162	N.M.	$1,602	$1,283	$843	$904	$990	$654	$831
Red Chris (70%) (3)	$—	$—	$—	$1,020	$1,020	$1,011	$915	$2,231	$843	$1,209
Tier 1 Portfolio	$918	$1,062	$1,636	$1,235	$1,118	$807	$822	$1,004	$694	$821
Telfer (3)(7)	$—	$—	$—	$1,703	$1,703	$2,882	$1,940	N.M.	$1,557	$2,398
Non-Core Assets (6)	$—	$—	$—	$1,703	$1,703	$2,882	$1,940	N.M.	$1,557	$2,398
Total Co-Product GEO CAS (8)	$918	$1,062	$1,636	$1,254	$1,127	$829	$836	$1,015	$702	$834

Gold AISC Consolidated ($/oz)
Boddington	$1,035	$966	$1,123	$1,172	$1,067	$1,242	$1,237	$1,398	$1,286	$1,288
Tanami	$1,219	$1,162	$890	$1,046	$1,060	$1,149	$1,276	$1,334	$1,340	$1,281
Cadia (3)	$—	$—	$—	$1,271	$1,271	$989	$1,064	$1,078	$1,061	$1,048
Lihir (3)	$—	$—	$—	$1,517	$1,517	$1,256	$1,212	$1,883	$1,781	$1,512
Ahafo	$1,366	$1,237	$1,208	$1,114	$1,222	$1,010	$1,123	$1,043	$1,113	$1,072
Peñasquito (2)	$1,539	$1,078	N.M.	$1,670	$1,590	$1,079	$1,038	$1,224	$818	$984
Cerro Negro	$1,379	$1,924	$1,438	$1,412	$1,509	$1,120	$3,010	$1,878	$1,430	$1,631
Yanacocha	$1,332	$1,386	$1,187	$1,198	$1,266	$1,123	$1,217	$1,285	$1,166	$1,196
Merian	$1,235	$2,010	$1,652	$1,454	$1,541	$1,530	$2,170	$2,153	$1,656	$1,852
Brucejack (3)	$—	$—	$—	$2,646	$2,646	$2,580	$1,929	$1,197	$1,498	$1,603
Red Chris (70%) (3)	$—	$—	$—	$1,439	$1,439	$1,277	$1,613	$2,633	$1,131	$1,607
Managed Tier 1 Portfolio	$1,372	$1,386	$1,376	$1,433	$1,397	$1,327	$1,461	$1,509	$1,411	$1,426
Nevada Gold Mines (38.5%)	$1,405	$1,388	$1,307	$1,482	$1,397	$1,576	$1,689	$1,675	$1,492	$1,605
Non-Managed Tier 1 Portfolio	$1,405	$1,388	$1,307	$1,482	$1,397	$1,576	$1,689	$1,675	$1,492	$1,605
Tier 1 Portfolio	$1,381	$1,387	$1,355	$1,444	$1,397	$1,378	$1,508	$1,540	$1,425	$1,461
Telfer (3)(7)	$—	$—	$—	$1,988	$1,988	$3,017	$3,053	N.M.	$1,631	$2,993
Akyem (6)	$1,067	$1,461	$1,332	$1,110	$1,210	$1,254	$1,952	$2,230	$2,207	$1,816
CC&V (6)	$1,375	$1,631	$1,819	$1,793	$1,644	$1,735	$1,700	$1,712	$1,636	$1,691
Porcupine (6)	$1,412	$1,587	$1,644	$1,665	$1,577	$1,470	$1,366	$1,451	$1,490	$1,437
Éléonore (6)	$1,420	$2,213	$2,107	$1,796	$1,838	$1,920	$1,900	$1,924	$1,564	$1,811
Musselwhite (6)	$1,681	$2,254	$1,715	$1,771	$1,843	$1,766	$1,397	$1,574	$1,465	$1,541
Non-Core Assets (6)	$1,359	$1,808	$1,685	$1,629	$1,610	$1,712	$1,770	$1,967	$1,634	$1,762
Total Gold AISC (8)	$1,376	$1,472	$1,426	$1,485	$1,444	$1,439	$1,562	$1,611	$1,463	$1,516
Total Gold AISC (by-product) (8)	$1,354	$1,531	$1,467	$1,540	$1,480	$1,373	$1,412	$1,542	$1,319	$1,408

Co-Product AISC Consolidated ($/GEO)
Boddington	$1,019	$977	$1,108	$1,181	$1,067	$1,081	$1,254	$1,168	$1,187	$1,172
Cadia (3)	$—	$—	$—	$1,342	$1,342	$1,027	$1,024	$880	$1,018	$987
Peñasquito (2)	$1,351	$1,581	N.M.	$2,098	$1,756	$1,102	$1,164	$1,286	$890	$1,090
Red Chris (70%) (3)	$—	$—	$—	$1,660	$1,660	$1,400	$1,560	$2,714	$1,090	$1,640
Tier 1 Portfolio	$1,322	$1,492	$2,422	$1,666	$1,565	$1,120	$1,187	$1,322	$1,005	$1,147
Telfer (3)(7)	$—	$—	$—	$2,580	$2,580	$3,745	$2,742	N.M.	$926	$2,885
Non-Core Assets (6)	$—	$—	$—	$2,580	$2,580	$3,745	$2,742	N.M.	$926	$2,885
Total Co-Product GEO AISC (8)	$1,322	$1,492	$2,422	$1,703	$1,579	$1,148	$1,207	$1,338	$1,004	$1,161
(1)Attributable gold ounces sold excludes ounces related to the Pueblo Viejo mine, which is 40.0% owned by Newmont and accounted for as an equity method investment, and the Fruta del Norte mine, which is wholly owned by Lundin Gold whom the Company holds a 32.0% interest and is accounted for as an equity method investment.
(2)For the three months ended September 30, 2023, Peñasquito had no production due to the labor strike at Peñasquito. Sales activity recognized in the third quarter of 2023 at Peñasquito is related to adjustments on provisionally priced concentrate sales subject to final settlement. As such, the per ounce metrics are not meaningful ("N.M.") for the current quarter.
(3)Sites acquired through the Newcrest transaction on November 6, 2023.
(4)Represents attributable gold from Newmont's 40% interest in Pueblo Viejo, which is accounted for as an equity method investment. Attributable gold ounces produced at Pueblo Viejo are not included in attributable gold ounces sold, as noted in footnote (1). Income and expenses of equity method investments are included in Equity income (loss) of affiliates.
(5)Represents attributable gold from Newmont's 32.0% interest in Lundin Gold, who wholly owns and operates the Fruta del Norte mine, which is accounted for as an equity method investment on a quarterly-lag. Attributable gold ounces produced by Lundin Gold represent prior quarter production and are not included in attributable gold ounces sold, as noted in footnote (1). Income and expenses of equity method investments are included in Equity income (loss) of affiliates.
(6)Sites are classified as held for sale as of December 31, 2024.
(7)For the three months ended September 30, 2024, Telfer production was impacted due to the suspension of operations as a result of remediation work on the tailings storage facility. Production resumed at the end of the third quarter. Consequently, unit cost metrics for gold and copper are not meaningful ("N.M"). Newmont completed the previously announced sale of Telfer on December 4, 2024.
(8)Non-GAAP measure. See end of this release for reconciliation.
NEWMONT FOURTH QUARTER AND FULL YEAR 2024 RESULTS & 2025 GUIDANCE | NEWS RELEASE     16

NEWMONT CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions except per share)

	2023 (1)					2024 (1)
	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3	Q4	FY

Sales	$2,679	$2,683	$2,493	$3,957	$11,812	$4,023	$4,402	$4,605	$5,652	$18,682

Costs and expenses:
Costs applicable to sales (2)	1,482	1,543	1,371	2,303	6,699	2,106	2,156	2,310	2,391	8,963
Depreciation and amortization	461	486	480	681	2,108	654	602	631	689	2,576
Reclamation and remediation	66	66	166	1,235	1,533	98	94	132	4	328
Exploration	48	66	78	73	265	53	57	74	82	266
Advanced projects, research and development	35	44	53	68	200	53	49	47	48	197
General and administrative	74	71	70	84	299	101	100	113	128	442
Impairment charges	4	4	2	1,881	1,891	12	9	18	39	78
Loss on assets held for sale	—	—	—	—	—	485	246	115	268	1,114
Other expense, net	4	37	35	441	517	61	50	37	43	191
	2,174	2,317	2,255	6,766	13,512	3,623	3,363	3,477	3,692	14,155
Other income (expense):
Other income (loss), net	99	(17)	42	(212)	(88)	121	100	17	151	425
Interest expense, net of capitalized interest	(65)	(49)	(48)	(81)	(243)	(93)	(103)	(86)	(93)	(375)
	34	(66)	(6)	(293)	(331)	28	(3)	(69)	94	50
Income (loss) before income and mining tax and other items	539	300	232	(3,102)	(2,031)	428	1,036	1,059	2,054	4,577
Income and mining tax benefit (expense)	(213)	(163)	(73)	(77)	(526)	(260)	(191)	(244)	(702)	(1,397)
Equity income (loss) of affiliates	25	16	3	19	63	7	(3)	60	69	133
Net income (loss) from continuing operations	351	153	162	(3,160)	(2,494)	175	842	875	1,421	3,313
Net income (loss) from discontinued operations	12	2	1	12	27	4	15	49	—	68
Net income (loss)	363	155	163	(3,148)	(2,467)	179	857	924	1,421	3,381
Net loss (income) attributable to noncontrolling interests	(12)	—	(5)	(10)	(27)	(9)	(4)	(2)	(18)	(33)
Net income (loss) attributable to Newmont stockholders	$351	$155	$158	$(3,158)	$(2,494)	$170	$853	$922	$1,403	$3,348

Net income (loss) attributable to Newmont stockholders:
Continuing operations	$339	$153	$157	$(3,170)	$(2,521)	$166	$838	$873	$1,403	$3,280
Discontinued operations	12	2	1	12	27	4	15	49	—	68
	$351	$155	$158	$(3,158)	$(2,494)	$170	$853	$922	$1,403	$3,348

Weighted average common shares (millions):
Basic	794	795	795	978	841	1,153	1,153	1,147	1,133	$1,146
Effect of employee stock-based awards	1	—	1	1	—	—	2	2	2	2
Diluted	795	795	796	979	841	1,153	1,155	1,149	1,135	$1,148

Net income (loss) attributable to Newmont stockholders per common share: (3)
Basic:
Continuing operations	$0.42	$0.19	$0.20	$(3.24)	$(3.00)	$0.15	$0.73	$0.76	$1.24	$2.86
Discontinued operations	0.02	—	—	0.01	0.03	—	0.01	0.04	—	0.06
	$0.44	$0.19	$0.20	$(3.23)	$(2.97)	$0.15	$0.74	$0.80	$1.24	$2.92
Diluted:
Continuing operations	$0.42	$0.19	$0.20	$(3.24)	$(3.00)	$0.15	$0.73	$0.76	$1.24	$2.86
Discontinued operations	0.02	—	—	0.01	0.03	—	0.01	0.04	—	0.06
	$0.44	$0.19	$0.20	$(3.23)	$(2.97)	$0.15	$0.74	$0.80	$1.24	$2.92
(1)Certain amounts and disclosures in prior periods have been reclassified to conform to the 2024 FY presentation.
(2)Excludes Depreciation and amortization and Reclamation and remediation.
(3)For the three months and year ended December 31, 2023, potentially dilutive shares were excluded in the computation of diluted loss per common share attributable to Newmont stockholders as they were antidilutive.
NEWMONT FOURTH QUARTER AND FULL YEAR 2024 RESULTS & 2025 GUIDANCE | NEWS RELEASE     17

NEWMONT CORPORATION
CONSOLIDATED BALANCE SHEETS
(in millions)

	2023 (1)				2024 (1)
	MAR	JUN	SEP	DEC	MAR	JUN	SEP	DEC
ASSETS
Cash and cash equivalents	$2,657	$2,829	$3,190	$3,002	$2,336	$2,602	$3,016	$3,619
Trade receivables	348	185	78	734	782	955	974	1,056
Investments	847	409	24	23	23	50	43	21
Inventories	1,067	1,111	1,127	1,663	1,385	1,467	1,487	1,423
Stockpiles and ore on leach pads	905	858	829	979	745	681	688	761
Derivative assets	—	—	—	198	114	71	42	—
Other current assets	735	742	707	913	765	874	753	786
Assets held for sale	—	—	—	—	5,656	5,370	5,574	4,609
Current assets	6,559	6,134	5,955	7,512	11,806	12,070	12,577	12,275
Property, plant and mine development, net	24,097	24,284	24,474	37,563	33,564	33,655	33,697	33,547
Investments	3,216	3,172	3,133	4,143	4,138	4,141	4,150	4,471
Stockpiles and ore on leach pads	1,691	1,737	1,740	1,935	1,837	2,002	2,114	2,266
Deferred income tax assets	170	166	138	268	210	273	229	124
Goodwill	1,971	1,971	1,971	3,001	2,792	2,792	2,721	2,658
Derivative assets	—	—	—	444	412	181	161	142
Other non-current assets	670	669	673	640	576	564	526	866
Total assets	$38,374	$38,133	$38,084	$55,506	$55,335	$55,678	$56,175	$56,349

LIABILITIES
Accounts payable	$648	$565	$651	$960	$698	$683	$772	$843
Employee-related benefits	302	313	345	551	414	457	542	630
Income and mining taxes payable	213	155	143	88	136	264	317	381
Lease and other financing obligations	96	96	94	114	99	104	112	107
Debt	—	—	—	1,923	—	—	—	924
Other current liabilities	1,493	1,564	1,575	2,362	1,784	1,819	2,081	2,481
Liabilities held for sale	—	—	—	—	2,351	2,405	2,584	2,177
Current liabilities	2,752	2,693	2,808	5,998	5,482	5,732	6,408	7,543
Debt	5,572	5,574	5,575	6,951	8,933	8,692	8,550	7,552
Lease and other financing obligations	451	441	418	448	436	429	437	389
Reclamation and remediation liabilities	6,603	6,604	6,714	8,167	6,652	6,620	6,410	6,394
Deferred income tax liabilities	1,800	1,795	1,696	2,987	3,094	3,046	2,883	2,820
Employee-related benefits	395	399	397	655	610	616	632	555
Silver streaming agreement	805	786	787	779	753	733	721	699
Other non-current liabilities	437	426	429	316	300	247	238	288
Total liabilities	18,815	18,718	18,824	26,301	26,260	26,115	26,279	26,240

EQUITY
Common stock	1,281	1,281	1,281	1,854	1,855	1,851	1,840	1,813
Treasury stock	(261)	(261)	(263)	(264)	(274)	(274)	(276)	(278)
Additional paid-in capital	17,386	17,407	17,425	30,419	30,436	30,394	30,228	29,808
Accumulated other comprehensive income (loss)	23	13	8	14	(16)	(7)	21	(95)
(Accumulated deficit) Retained earnings	948	785	623	(2,996)	(3,111)	(2,585)	(2,101)	(1,320)
Newmont stockholders' equity	19,377	19,225	19,074	29,027	28,890	29,379	29,712	29,928
Noncontrolling interests	182	190	186	178	185	184	184	181
Total equity	19,559	19,415	19,260	29,205	29,075	29,563	29,896	30,109
Total liabilities and equity	$38,374	$38,133	$38,084	$55,506	$55,335	$55,678	$56,175	$56,349
(1)Certain amounts and disclosures in prior periods have been reclassified to conform to the 2024 FY presentation.
NEWMONT FOURTH QUARTER AND FULL YEAR 2024 RESULTS & 2025 GUIDANCE | NEWS RELEASE     18

NEWMONT CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)

	2023 (1)					2024 (1)
	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3	Q4	FY
Operating activities:
Net income (loss)	$363	$155	$163	$(3,148)	$(2,467)	$179	$857	$924	$1,421	$3,381
Non-cash adjustments:
Depreciation and amortization	461	486	480	681	2,108	654	602	631	689	2,576
Impairment charges	4	4	2	1,881	1,891	12	9	18	39	78
Loss on assets held for sale	—	—	—	—	—	485	246	115	268	1,114
Net loss (income) from discontinued operations	(12)	(2)	(1)	(12)	(27)	(4)	(15)	(49)	—	(68)
Reclamation and remediation	61	59	167	1,219	1,506	94	88	124	(4)	302
Stock-based compensation	19	23	16	22	80	21	23	22	23	89
Deferred income taxes	15	6	(24)	(101)	(104)	53	(95)	7	115	80
Change in fair value of investments and options	(41)	42	41	5	47	(31)	9	(17)	(23)	(62)
(Gain) loss on asset and investment sales, net	(36)	—	2	231	197	(9)	(55)	28	1	(35)
Charges from pension settlement	—	—	—	9	9	—	—	—	1	1
Other non-cash adjustments	9	(10)	28	—	27	(12)	(12)	43	(132)	(113)
Cash from operations before working capital (2)	843	763	874	787	3,267	1,442	1,657	1,846	2,398	7,343
Net change in operating assets and liabilities	(362)	(107)	127	(171)	(513)	(666)	(263)	(209)	113	(1,025)
Net cash provided by (used in) operating activities of continuing operations	481	656	1,001	616	2,754	776	1,394	1,637	2,511	6,318
Net cash provided by (used in) operating activities of discontinued operations	—	7	2	—	9	—	34	11	—	45
Net cash provided by (used in) operating activities	481	663	1,003	616	2,763	776	1,428	1,648	2,511	6,363

Investing activities:
Additions to property, plant and mine development	(526)	(616)	(604)	(920)	(2,666)	(850)	(800)	(877)	(875)	(3,402)
Proceeds from sales of mining operations and other assets, net	—	—	—	—	—	—	180	150	230	560
Contributions to equity method investees	(41)	(23)	(26)	(18)	(108)	(15)	(5)	(15)	(61)	(96)
Purchases of investments	(525)	(17)	(3)	(6)	(551)	—	(60)	(2)	(4)	(66)
Return of investment from equity method investees	—	30	—	6	36	25	16	14	1	56
Maturities of investments	557	424	374	8	1,363	—	—	28	—	28
Proceeds from sales of investments	181	33	5	15	234	3	9	3	6	21
Acquisitions, net	—	—	—	668	668	—	—	—	—	—
Other	12	11	1	(2)	22	39	19	(16)	2	44
Net cash provided by (used in) investing activities of continuing operations	(342)	(158)	(253)	(249)	(1,002)	(798)	(641)	(715)	(701)	(2,855)
Net cash provided by (used in) investing activities of discontinued operations	—	—	—	—	—	—	—	153	—	153
Net cash provided by (used in) investing activities	(342)	(158)	(253)	(249)	(1,002)	(798)	(641)	(562)	(701)	(2,702)

Financing activities:
Repayment of debt	—	—	—	—	—	(3,423)	(227)	(133)	(77)	(3,860)
Proceeds from issuance of debt, net	—	—	—	—	—	3,476	—	—	—	3,476
Repurchases of common stock	—	—	—	—	—	—	(104)	(344)	(798)	(1,246)
Dividends paid to common stockholders	(318)	(318)	(318)	(461)	(1,415)	(288)	(289)	(286)	(282)	(1,145)
Distributions to noncontrolling interests	(34)	(32)	(41)	(43)	(150)	(41)	(36)	(36)	(48)	(161)
Funding from noncontrolling interests	41	34	32	31	138	22	31	34	28	115
Payments on lease and other financing obligations	(16)	(16)	(16)	(19)	(67)	(18)	(22)	(22)	(25)	(87)
Payments for withholding of employee taxes related to stock-based compensation	(22)	—	(2)	(1)	(25)	(10)	—	(2)	(2)	(14)
Other	(1)	(2)	(36)	(45)	(84)	(17)	(11)	—	(3)	(31)
Net cash provided by (used in) financing activities	(350)	(334)	(381)	(538)	(1,603)	(299)	(658)	(789)	(1,207)	(2,953)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(8)	4	(5)	7	(2)	(3)	(11)	(1)	(5)	(20)
Net change in cash, cash equivalents and restricted cash, including cash and restricted cash reclassified to assets held for sale	(219)	175	364	(164)	156	(324)	118	296	598	688
Less: cash and restricted cash reclassified to assets held for sale (3)	—	—	—	—	—	(395)	137	118	2	(138)
Net change in cash, cash equivalents and restricted cash	(219)	175	364	(164)	156	(719)	255	414	600	550
Cash, cash equivalents and restricted cash at beginning of period	2,944	2,725	2,900	3,264	2,944	3,100	2,381	2,636	3,050	3,100
Cash, cash equivalents and restricted cash at end of period	$2,725	$2,900	$3,264	$3,100	$3,100	$2,381	$2,636	$3,050	$3,650	$3,650

Reconciliation of cash, cash equivalents and restricted cash:
Cash and cash equivalents	$2,657	$2,829	$3,190	$3,002	$3,002	$2,336	$2,602	$3,016	$3,619	$3,619
Restricted cash included in Other current assets	1	1	1	11	11	6	6	3	1	1
Restricted cash included in Other non-current assets	67	70	73	87	87	39	28	31	30	30
Total cash, cash equivalents and restricted cash	$2,725	$2,900	$3,264	$3,100	$3,100	$2,381	$2,636	$3,050	$3,650	$3,650
(1)Certain amounts and disclosures in prior periods have been reclassified to conform to the 2024 FY presentation.
(2)Cash from operations before working capital is a non-GAAP metric with the most directly comparable GAAP financial metric being to Net cash provided by (used in) operating activities, as shown reconciled above.
(3)During the first quarter of 2024, certain non-core assets were determined to meet the criteria for assets held for sale. As a result, the related Cash and cash equivalents was reclassified to Assets held for sale. Refer to Note 3 of the Consolidated Financial Statements for additional information.
NEWMONT FOURTH QUARTER AND FULL YEAR 2024 RESULTS & 2025 GUIDANCE | NEWS RELEASE     19

Non-GAAP Financial Measures
Non-GAAP financial measures are intended to provide additional information only and do not have any standard meaning prescribed by GAAP. These measures should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. Unless otherwise noted, we present the Non-GAAP financial measures of our continuing operations in the tables below.
Adjusted Net Income (loss)
Management uses Adjusted net income (loss) to evaluate the Company’s operating performance and for planning and forecasting future business operations. The Company believes the use of Adjusted net income (loss) allows investors and analysts to understand the results of the continuing operations of the Company and its direct and indirect subsidiaries relating to the sale of products, by excluding certain items that have a disproportionate impact on our results for a particular period. Adjustments to continuing operations are presented before tax and net of our partners’ noncontrolling interests, when applicable. The tax effect of adjustments is presented in the Tax effect of adjustments line and is calculated using the applicable tax rate. Management’s determination of the components of Adjusted net income (loss) are evaluated periodically and based, in part, on a review of non-GAAP financial measures used by mining industry analysts. Net income (loss) attributable to Newmont stockholders is reconciled to Adjusted net income (loss) as follows:

	Three Months Ended December 31, 2024			Year Ended December 31, 2024
		per share data (1)			per share data (1)
		basic	diluted		basic	diluted
Net income (loss) attributable to Newmont stockholders	$1,403	$1.24	$1.24	$3,348	$2.92	$2.92
Net loss (income) attributable to Newmont stockholders from discontinued operations (2)	—	—	—	(68)	(0.06)	(0.06)
Net income (loss) attributable to Newmont stockholders from continuing operations	1,403	1.24	1.24	3,280	2.86	2.86
Loss on assets held for sale (3)	268	0.23	0.23	1,114	0.97	0.97
Impairment charges (4)	39	0.03	0.03	78	0.07	0.07
Newcrest transaction and integration costs (5)	10	0.01	0.01	72	0.06	0.06
Reclamation and remediation charges (6)	(110)	(0.10)	(0.10)	(71)	(0.06)	(0.06)
Change in fair value of investments and options (7)	(23)	(0.02)	(0.02)	(62)	(0.05)	(0.05)
Settlement costs (8)	11	0.01	0.01	44	0.04	0.04
Restructuring and severance (9)	18	0.02	0.02	38	0.03	0.03
(Gain) loss on asset and investment sales (10)	1	—	—	(35)	(0.03)	(0.03)
Gain on debt extinguishment (11)	(3)	—	—	(32)	(0.03)	(0.03)
Pension settlements (12)	1	—	—	1	—	—
Tax effect of adjustments (13)	(19)	(0.02)	(0.02)	(315)	(0.27)	(0.27)
Valuation allowance and other tax adjustments (14)	(5)	—	—	(121)	(0.11)	(0.11)
Adjusted net income (loss)	$1,591	$1.40	$1.40	$3,991	$3.48	$3.48

Weighted average common shares (millions): (15)		1,133	1,135		1,146	1,148
(1)Per share measures may not recalculate due to rounding.
(2)For additional information regarding our discontinued operations, refer to Note 1 to our Consolidated Financial Statements.
(3)Loss on assets held for sale, included in Loss on assets held for sale, represents the loss recorded to recognize the six non-core assets and the development project designated as held for sale at the lower of carrying value or fair value in 2024. Refer to Note 3 of the Consolidated Financial Statements for further information.
(4)Impairment charges, included in Impairment charges, represents non-cash write-downs of long-lived assets. Refer to Note 7 to our Consolidated Financial Statements for further information.
(5)Newcrest transaction and integration costs, included in Other expense, net, represents costs incurred related to Newmont's acquisition of Newcrest completed in 2023 as well as subsequent integration costs.
(6)Reclamation and remediation charges, net, included in Reclamation and remediation, represents revisions to the reclamation and remediation plans and cost estimates at the Company’s former operating properties and historic mining operations that have entered the closure phase and have no substantive future economic value. Refer to Note 6 to our Consolidated Financial Statements for further information.
(7)Change in fair value of investments and options, included in Other income (loss), net, primarily represents unrealized gains and losses related to the Company's investment in current and non-current marketable and other equity securities. For additional information regarding our investments, refer to Note 15 to our Consolidated Financial Statements.
(8)Settlement costs, included in Other expense, net, primarily represents wind-down and demobilization costs related to the French Guiana project.
(9)Restructuring and severance, included in Other expense, net, primarily represents severance and related costs associated with significant organizational and operating model changes implemented by the Company.
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(10)(Gain) loss on asset and investment sales, included in Other income (loss), net, primarily represents the loss on the abandonment of the near-pit sizing and conveying system at Peñasquito, partially offset by the gain recognized on the sale of the Streaming Credit Facility Agreement ("SCFA") in 2024. For additional information, refer to Note 9 to our Consolidated Financial Statements.
(11)Gain on debt extinguishment, included in Other income (loss), net, primarily represents the net gain on the partial redemption of certain Senior Notes and losses on the debt tender offer and subsequent extinguishment of the 2023 Newmont Senior Note in 2024. Refer to Note 20 to our Consolidated Financial Statements.
(12)Pension settlements, included in Other income (loss), net, primarily represents pension settlement charges related to lump sum payments to participants. Refer to Note 11 to our Consolidated Financial Statements for further information.
(13)The tax effect of adjustments, included in Income and mining tax benefit (expense), represents the tax effect of adjustments in footnotes (3) through (12), as described above, and are calculated using the applicable tax rate.
(14)Valuation allowance and other tax adjustments, included in Income and mining tax benefit (expense), is recorded for items such as foreign tax credits, alternative minimum tax credits, capital losses, disallowed foreign losses, and the effects of changes in foreign currency exchange rates on deferred tax assets and deferred tax liabilities. The adjustment for the three months and year ended December 31, 2024 reflects the net increase or (decrease) to net operating losses, capital losses, tax credit carryovers, and other deferred tax assets subject to valuation allowance of $(221) and $(302), the effects of changes in foreign exchange rates on deferred tax assets and liabilities of $3 and $(30), net reductions to the reserve for uncertain tax positions of $(5) and $(63), recording of a deferred tax liability for the outside basis difference at Akyem of $5 and $49 due to the status change to held-for-sale, and other tax adjustments of $213 and $225.
(15)Adjusted net income (loss) per diluted share is calculated using diluted common shares, which are calculated in accordance with GAAP.

	Three Months Ended December 31, 2023			Year Ended December 31, 2023
		per share data (1)			per share data (1)
		basic	diluted		basic	diluted
Net income (loss) attributable to Newmont stockholders	$(3,158)	$(3.23)	$(3.23)	$(2,494)	$(2.97)	$(2.97)
Net loss (income) attributable to Newmont stockholders from discontinued operations (2)	(12)	(0.01)	(0.01)	(27)	(0.03)	(0.03)
Net income (loss) attributable to Newmont stockholders from continuing operations (3)	(3,170)	(3.24)	(3.24)	(2,521)	(3.00)	(3.00)
Impairment charges, net (4)	1,878	1.92	1.92	1,888	2.25	2.25
Reclamation and remediation charges (5)	1,158	1.18	1.18	1,260	1.50	1.50
Newcrest transaction and integration costs (6)	427	0.44	0.44	464	0.56	0.56
(Gain) loss on asset and investment sales (7)	231	0.24	0.24	197	0.23	0.23
Change in fair value of investments (8)	5	—	—	47	0.05	0.05
Restructuring and severance (9)	5	—	—	24	0.03	0.03
Pension settlement (10)	9	0.01	0.01	9	0.01	0.01
Settlement costs (11)	5	—	—	7	0.01	0.01
COVID-19 specific costs (12)	1	—	—	1	—	—
Other (13)	—	—	—	(5)	—	—
Tax effect of adjustments (14)	(565)	(0.57)	(0.57)	(613)	(0.73)	(0.73)
Valuation allowance and other tax adjustments (15)	468	0.48	0.48	566	0.66	0.66
Adjusted net income (loss)	$452	$0.46	$0.46	$1,324	$1.57	$1.57

Weighted average common shares (millions): (3)		978	979		841	841
(1)Per share measures may not recalculate due to rounding.
(2)For additional information regarding our discontinued operations, refer to Note 1 to our Consolidated Financial Statements.
(3)Adjusted net income (loss) per diluted share is calculated using diluted common shares, which are calculated in accordance with GAAP. For the year ended December 31, 2023, potentially dilutive shares, which were insignificant, were excluded from the computation of diluted loss per common share attributable to Newmont stockholders in the Consolidated Statement of Operations as they were antidilutive. These shares were included in the computation of adjusted net income per diluted share for the year ended December 31, 2023.
(4)Impairment charges, net, included in Impairment charges represents non-cash write-downs of long-lived assets and goodwill. Refer to Note 7 to our Consolidated Financial Statements for further information. Amount is presented net of pre-tax income (loss) attributable to noncontrolling interests of $(3) for the three months and year ended December 31, 2023.
(5)Reclamation and remediation charges, included in Reclamation and remediation, represents revisions to the reclamation and remediation plans and cost estimates at the Company’s former operating properties and historic mining operations that have entered the closure phase and have no substantive future economic value. Refer to Note 6 to our Consolidated Financial Statements for further information.
(6)Newcrest transaction and integration costs, included in Other expense, net, represents costs incurred related to Newmont's acquisition of Newcrest completed in 2023 as well as subsequent integration costs. These costs primarily include $316 in relation to the stamp duty tax incurred in connection with the transaction for the three months and year ended December 31, 2023.
(7)(Gain) loss on asset and investment sales, included in Other income (loss), net, primarily represents the loss on the abandonment of the pyrite leach plant at Peñasquito offset by the net gain recognized on the exchange of Maverix shares and warrants to Triple flag and the subsequent sale of Triple Flag shares. For additional information, refer to Note 9 to our Consolidated Financial Statements.
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(8)Change in fair value of investments, included in Other income (loss), net, primarily represents unrealized gains and losses related to the Company's investment in current and non-current marketable and other equity securities. For additional information regarding our investments, refer to Note 15 to our Consolidated Financial Statements.
(9)Restructuring and severance, included in Other expense, net, primarily represents severance and related costs associated with significant organizational and operating model changes implemented by the Company.
(10)Pension settlements, included in Other income (loss), net, represents pension settlement charges related to lump sum payments to participants. Refer to Note 11 to our Consolidated Financial Statements for further information.
(11)Settlement costs, included in Other expense, net, primarily represents costs related to additional employee related accruals as a result of the Australian Fair Work legislation.
(12)COVID-19 specific costs, included in Other expense, net, represents amounts distributed from the Newmont Global Community Fund to help host communities, governments and employees combat the COVID-19 pandemic. Adjusted net income (loss) has not been adjusted for $1 of incremental COVID-19 costs incurred as a result of actions taken to protect against the impacts of the COVID-19 pandemic at our operational sites for the three months and year ended December 31, 2023. Refer to Note 8 to our Consolidated Financial Statements for further information.
(13)Other, included in Other income (loss), net, primarily represents income received during the first quarter of 2023 on the favorable settlement of certain matters that were outstanding at the time of sale of the related investment in 2022.
(14)The tax effect of adjustments, included in Income and mining tax benefit (expense), represents the tax effect of adjustments in footnotes (4) through (13), as described above, and are calculated using the applicable tax rate.
(15)Valuation allowance and other tax adjustments, included in Income and mining tax benefit (expense), is recorded for items such as foreign tax credits, alternative minimum tax credits, capital losses, disallowed foreign losses, and the effects of changes in foreign currency exchange rates on deferred tax assets and deferred tax liabilities. The adjustment for the three months and year ended December 31, 2023 reflects the net increase or (decrease) to net operating losses, capital losses, tax credit carryovers, and other deferred tax assets subject to valuation allowance of $231 and $357, the effects of changes in foreign exchange rates on deferred tax assets and liabilities of $49 and $(3), net removal to the reserve for uncertain tax positions of $(46) and $(28), and other tax adjustments of $234 and $240.

Earnings before interest, taxes and depreciation and amortization and Adjusted earnings before interest, taxes and depreciation and amortization
Management uses earnings before interest, taxes and depreciation and amortization (“EBITDA”) and EBITDA adjusted for non-core or certain items that have a disproportionate impact on our results for a particular period (“Adjusted EBITDA”) as non-GAAP measures to evaluate the Company’s operating performance. EBITDA and Adjusted EBITDA do not represent, and should not be considered an alternative to, net income (loss), operating income (loss), or cash flow from operations as those terms are defined by GAAP, and do not necessarily indicate whether cash flows will be sufficient to fund cash needs. Although Adjusted EBITDA and similar measures are frequently used as measures of operations and the ability to meet debt service requirements by other companies, our calculation of Adjusted EBITDA is not necessarily comparable to such other similarly titled captions of other companies. The Company believes that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and Board of Directors. Management’s determination of the components of Adjusted EBITDA are evaluated periodically and based, in part, on a review of non-GAAP financial measures used by mining industry analysts. Net income (loss) attributable to Newmont stockholders is reconciled to EBITDA and Adjusted EBITDA as follows:
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	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Net income (loss) attributable to Newmont stockholders	$1,403	$(3,158)	$3,348	$(2,494)
Net income (loss) attributable to noncontrolling interests	18	10	33	27
Net (income) loss from discontinued operations (1)	—	(12)	(68)	(27)
Equity loss (income) of affiliates	(69)	(19)	(133)	(63)
Income and mining tax expense (benefit)	702	77	1,397	526
Depreciation and amortization	689	681	2,576	2,108
Interest expense, net of capitalized interest	93	81	375	243
EBITDA	$2,836	$(2,340)	$7,528	$320
Adjustments:
Loss on assets held for sale (2)	$268	$—	$1,114	$—
Impairment charges (3)	39	1,881	78	1,891
Newcrest transaction and integration costs (4)	10	427	72	464
Reclamation and remediation charges (5)	(110)	1,158	(71)	1,260
Change in fair value of investments and options (6)	(23)	5	(62)	47
Settlement costs (7)	11	5	44	7
Restructuring and severance (8)	18	5	38	24
(Gain) loss on asset and investment sales (9)	1	231	(35)	197
Gain on debt extinguishment (10)	(3)	—	(32)	—
Pension settlements (11)	1	9	1	9
COVID-19 specific costs (12)	—	1	—	1
Other (13)	—	—	—	(5)
Adjusted EBITDA	$3,048	$1,382	$8,675	$4,215
(1)For additional information regarding our discontinued operations, refer to Note 1 to our Consolidated Financial Statements.
(2)Loss on assets held for sale, included in Loss on assets held for sale, represents the loss recorded to recognize the six non-core assets and the development project designated as held for sale at the lower of carrying value or fair value in 2024. Refer to Note 3 of the Consolidated Financial Statements for further information.
(3)Impairment charges, included in Impairment charges, represents non-cash write-downs of long-lived assets and goodwill. Refer to Note 7 to our Consolidated Financial Statements for further information.
(4)Newcrest transaction and integration costs, included in Other expense, net, represents costs incurred related to Newmont's acquisition of Newcrest completed in 2023 as well as subsequent integration costs. For the year ended December 31, 2023, these costs primarily include $316 related to the stamp duty tax incurred in connection with the transaction.
(5)Reclamation and remediation charges, included in Reclamation and remediation, represents revisions to the reclamation and remediation plans and cost estimates at the Company’s former operating properties and historic mining operations that have entered the closure phase and have no substantive future economic value. For additional information, refer to Note 6 in the Consolidated Financial Statements.
(6)Change in fair value of investments and options, included in Other income (loss), net, primarily represents unrealized gains and losses related to the Company's investments in current and non-current marketable and other equity securities. For additional information regarding our investments, refer to Note 15 to our Consolidated Financial Statements.
(7)Settlement costs, included in Other expense, net, primarily represents wind-down and demobilization costs related to the French Guiana project in 2024; and costs related to additional employee related accruals as a result of the Australian Fair Work legislation in 2023.
(8)Restructuring and severance, included in Other expense, net, primarily represents severance and related costs associated with significant organizational and operating model changes implemented by the Company for all periods presented.
(9)(Gain) loss on asset and investment sales, included in Other income (loss), net, primarily represents the loss on the abandonment of the near-pit sizing and conveying system at Peñasquito, partially offset by the gain recognized on the sale of the Streaming Credit Facility Agreement ("SCFA") in 2024; the impairment loss on the abandonment of the pyrite leach plant at Peñasquito offset by the net gain recognized on the exchange of Maverix shares and warrants to Triple flag and the subsequent sale of Triple Flag shares in 2023. For additional information, refer to Note 9 to our Consolidated Financial Statements.
(10)Gain on debt extinguishment, included in Other income (loss), net, primarily represents the net gain on the partial redemption of certain Senior Notes and losses on the debt tender offer and subsequent extinguishment of the 2023 Newmont Senior Notes in 2024. Refer to Note 20 to our Consolidated Financial Statements.
(11)Pension settlements, included in Other income (loss), net, primarily represents pension settlement charges related to lump sum payments to participants in 2024 and lump sum payments to participants in 2023. Refer to Note 11 to our Consolidated Financial Statements for further information.
(12)COVID-19 specific costs, included in Other expense, net, primarily includes amounts distributed from Newmont Global Community Support Fund to help host communities, governments and employees combat the COVID-19 pandemic for all periods presented and includes incremental direct costs incurred as a result of actions taken to protect against the impacts of the COVID-19 pandemic. Refer to Note 8 to our Consolidated Financial Statements for further information.
(13)Other, included in Other income (loss), net, in 2023 represents income received during the first quarter of 2023 on the favorable settlement of certain matters that were outstanding at the time of sale of the related investment in 2022.
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Free Cash Flow
Management uses Free Cash Flow as a non-GAAP measure to analyze cash flows generated from operations. Free Cash Flow is Net cash provided by (used in) operating activities less Net cash provided by (used in) operating activities of discontinued operations less Additions to property, plant and mine development as presented on the Consolidated Statements of Cash Flows. The Company believes Free Cash Flow is also useful as one of the bases for comparing the Company’s performance with its competitors. Although Free Cash Flow and similar measures are frequently used as measures of cash flows generated from operations by other companies, the Company’s calculation of Free Cash Flow is not necessarily comparable to such other similarly titled captions of other companies.
The presentation of non-GAAP Free Cash Flow is not meant to be considered in isolation or as an alternative to net income as an indicator of the Company’s performance, or as an alternative to cash flows from operating activities as a measure of liquidity as those terms are defined by GAAP, and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. The Company’s definition of Free Cash Flow is limited in that it does not represent residual cash flows available for discretionary expenditures due to the fact that the measure does not deduct the payments required for debt service and other contractual obligations or payments made for business acquisitions. Therefore, the Company believes it is important to view Free Cash Flow as a measure that provides supplemental information to the Company’s Consolidated Statements of Cash Flows.
The following table sets forth a reconciliation of Free Cash Flow, a non-GAAP financial measure, to Net cash provided by (used in) operating activities, which the Company believes to be the GAAP financial measure most directly comparable to Free Cash Flow, as well as information regarding Net cash provided by (used in) investing activities and Net cash provided by (used in) financing activities.

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Net cash provided by (used in) operating activities	$2,511	$616	$6,363	$2,763
Less: Net cash used in (provided by) operating activities of discontinued operations	—	—	(45)	(9)
Net cash provided by (used in) operating activities of continuing operations	2,511	616	6,318	2,754
Less: Additions to property, plant and mine development	(875)	(920)	(3,402)	(2,666)
Free Cash Flow	$1,636	$(304)	$2,916	$88

Net cash provided by (used in) investing activities (1)	$(701)	$(249)	$(2,702)	$(1,002)
Net cash provided by (used in) financing activities	$(1,207)	$(538)	$(2,953)	$(1,603)
(1)Net cash provided by (used in) investing activities includes Additions to property, plant and mine development, which is included in the Company’s computation of Free Cash Flow.
Net Debt
Management uses Net Debt to measure the Company’s liquidity and financial position. Net Debt is calculated as Debt and Lease and other financing obligations less Cash and cash equivalents, as presented on the Consolidated Balance Sheets. Cash and cash equivalents are subtracted from Debt and Lease and other financing obligations as these could be used to reduce the Company's debt obligations. The Company believes the use of Net Debt allows investors and others to evaluate financial flexibility and strength of the Company's balance sheet. Net Debt is intended to provide additional information only and does not have any standardized meaning prescribed by GAAP and should not be considered in isolation or as a substitute for measures of liquidity prepared in accordance with GAAP. Other companies may calculate this measure differently.
The following table sets forth a reconciliation of Net Debt, a non-GAAP financial measure, to Debt and Lease and other financing obligations, which the Company believes to be the GAAP financial measures most directly comparable to Net Debt.

	At December 31, 2024	At December 31, 2023
Debt	$8,476	$8,874
Lease and other financing obligations	496	562
Less: Cash and cash equivalents	(3,619)	(3,002)
Less: Cash and cash equivalents included in assets held for sale(1)	(45)	—
Net debt	$5,308	$6,434
(1)During the first quarter of 2024, certain non-core assets were determined to meet the criteria for assets held for sale. As a result, the related Cash and cash equivalents was reclassified to Assets held for sale. Refer to Note 3 of the Consolidated Financial Statements for additional information.
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Costs applicable to sales per ounce/gold equivalent ounce
Costs applicable to sales per ounce/gold equivalent ounce are non-GAAP financial measures. These measures are calculated by dividing the costs applicable to sales of gold and other metals by gold ounces or gold equivalent ounces sold, respectively. These measures are calculated for the periods presented on a consolidated basis. We believe that these measures provide additional information to management, investors and others that aids in the understanding of the economics of our operations and performance compared to other producers and provides investors visibility into the direct and indirect costs related to production, excluding depreciation and amortization, on a per ounce/gold equivalent ounce basis. Costs applicable to sales per ounce/gold equivalent ounce statistics are intended to provide additional information only and do not have any standardized meaning prescribed by GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The measures are not necessarily indicative of operating profit or cash flow from operations as determined under GAAP. Other companies may calculate these measures differently.
The following tables reconcile these non-GAAP measures to the most directly comparable GAAP measures.
Costs applicable to sales per ounce

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Costs applicable to sales (1)(2)	$2,005	$1,900	$7,364	$5,689
Gold sold (thousand ounces)	1,829	1,751	6,539	5,420
Costs applicable to sales per ounce (3)	$1,096	$1,086	$1,126	$1,050
(1)Includes by-product credits of $52 and $179 during the three months and year ended December 31, 2024, respectively, and $38 and $124 during the three months and year ended December 31, 2023, respectively.
(2)Excludes Depreciation and amortization and Reclamation and remediation.
(3)Per ounce measures may not recalculate due to rounding.
Costs applicable to sales per gold equivalent ounce

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Costs applicable to sales (1)(2)	$386	$403	$1,599	$1,010
Gold equivalent ounces - other metals sold (thousand ounces) (3)	549	321	1,916	896
Costs applicable to sales per ounce (4)	$702	$1,254	$834	$1,127
(1)Includes by-product credits of $19 and $61 during the three months and year ended December 31, 2024, respectively, and $8 and $13 during the three months and year ended December 31, 2023, respectively.
(2)Excludes Depreciation and amortization and Reclamation and remediation.
(3)Gold equivalent ounces is calculated as pounds or ounces produced multiplied by the ratio of the other metals price to the gold price, using Gold ($1,400/oz.), Copper ($3.50/lb.), Silver ($20.00/oz.), Lead ($1.00/lb.) and Zinc ($1.20/lb.) pricing for 2024 and 2023.
(4)Per ounce measures may not recalculate due to rounding.
Costs applicable to sales per ounce for Nevada Gold Mines (NGM)

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Cost applicable to sales, NGM (1)	$322	$361	$1,263	$1,249
Gold sold (thousand ounces), NGM	273	320	1,036	1,167
Costs applicable to sales per ounce, NGM (2)	$1,177	$1,125	$1,219	$1,070
(1)Excludes Depreciation and amortization and Reclamation and remediation.
(2)Per ounce measures may not recalculate due to rounding.
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All-In Sustaining Costs
Current GAAP measures used in the mining industry, such as cost of goods sold, do not capture all of the expenditures incurred to discover, develop and sustain production. Therefore, Newmont calculates All-in sustaining costs (“AISC”) based on the definition published by the World Gold Council. The World Gold Council is a market development organization for the gold industry comprised of and funded by gold mining companies around the world and is a regulatory organization.
AISC is a metric that expands on GAAP measures, such as cost of goods sold, and non-GAAP measures, such as costs applicable to sales per ounce, to provide visibility into the economics of our mining operations related to expenditures, operating performance and the ability to generate cash flow from our continuing operations. We believe that AISC is a non-GAAP measure that provides additional information to management, investors and others that aids in the understanding of the economics of our operations and performance compared to other producers and provides investors visibility by better defining the total costs associated with production.
AISC amounts are intended to provide additional information only and do not have any standardized meaning prescribed by GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The measures are not necessarily indicative of operating profit or cash flow from operations as determined under GAAP. Other companies may calculate these measures differently as a result of differences in the underlying accounting principles, policies applied and in accounting frameworks such as in IFRS, or by reflecting the benefit from selling non-gold metals as a reduction to AISC. Differences may also arise related to definitional differences of sustaining versus development (i.e. non-sustaining) activities based upon each company’s internal policies.
The following disclosure provides information regarding the adjustments made in determining the AISC measure:
Costs applicable to sales. Includes all direct and indirect costs related to current production incurred to execute the current mine plan. We exclude certain exceptional or unusual amounts from CAS, such as significant revisions to recovery amounts. CAS includes by-product credits from certain metals obtained during the process of extracting and processing the primary ore-body. CAS is accounted for on an accrual basis and excludes Depreciation and amortization and Reclamation and remediation, which is consistent with our presentation of CAS on the Consolidated Statements of Operations. In determining AISC, only the CAS associated with producing and selling an ounce of gold is included in the measure. Therefore, the amount of gold CAS included in AISC is derived from the CAS presented in the Company’s Consolidated Statements of Operations less the amount of CAS attributable to the production of other metals. The other metals' CAS at those mine sites is disclosed in Note 4 to the Consolidated Financial Statements. The allocation of CAS between gold and other metals is based upon the relative sales value of gold and other metals produced during the period.
Reclamation costs. Includes accretion expense related to reclamation liabilities and the amortization of the related ARC for the Company’s operating properties. Accretion related to the reclamation liabilities and the amortization of the ARC assets for reclamation does not reflect annual cash outflows but are calculated in accordance with GAAP. The accretion and amortization reflect the periodic costs of reclamation associated with current production and are therefore included in the measure. The allocation of these costs to gold and other metals is determined using the same allocation used in the allocation of CAS between gold and other metals.
Advanced projects, research and development and exploration. Includes incurred expenses related to projects that are designed to sustain current production and exploration. We note that as current resources are depleted, exploration and advanced projects are necessary for us to replace the depleting reserves or enhance the recovery and processing of the current reserves to sustain production at existing operations. As these costs relate to sustaining our production, and are considered a continuing cost of a mining company, these costs are included in the AISC measure. These costs are derived from the Advanced projects, research and development and Exploration amounts presented in the Consolidated Statements of Operations less incurred expenses related to the development of new operations, or related to major projects at existing operations where these projects will materially benefit the operation in the future. The allocation of these costs to gold and other metals is determined using the same allocation used in the allocation of CAS between gold and other metals. We also allocate these costs incurred at Corporate and Other using the proportion of CAS between gold and other metals.
General and administrative. Includes costs related to administrative tasks not directly related to current production, but rather related to supporting our corporate structure and fulfilling our obligations to operate as a public company. Including these expenses in the AISC metric provides visibility of the impact that general and administrative activities have on current operations and profitability on a per ounce basis. We allocate these costs to gold and other metals at Corporate and Other using the proportion of CAS between gold and other metals.
Other expense, net. Excludes certain exceptional or unusual expenses, such as restructuring, as these are not indicative to sustaining our current operations. Furthermore, this adjustment to Other expense, net is also consistent with the nature of the adjustments made to Net income (loss) attributable to Newmont stockholders as disclosed in the Company’s non-GAAP financial measure Adjusted net income (loss). The allocation of these costs to gold and other metals is determined using the same allocation used in the allocation of CAS between gold and other metals.
Treatment and refining costs. Includes costs paid to smelters for treatment and refining of our concentrates to produce the salable metal. These costs are presented net as a reduction of Sales on the Consolidated Statements of Operations. The allocation of
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these costs to gold and other metals is determined using the same allocation used in the allocation of CAS between gold and other metals.
Sustaining capital and finance lease payments. We determined sustaining capital and finance lease payments as those capital expenditures and finance lease payments that are necessary to maintain current production and execute the current mine plan. We determined development (i.e. non-sustaining) capital expenditures and finance lease payments to be those payments used to develop new operations or related to projects at existing operations where those projects will materially benefit the operation and are excluded from the calculation of AISC. The classification of sustaining and development capital projects and finance leases is based on a systematic review of our project portfolio in light of the nature of each project. Sustaining capital and finance lease payments are relevant to the AISC metric as these are needed to maintain the Company’s current operations and provide improved transparency related to our ability to finance these expenditures from current operations. The allocation of these costs to gold and other metals is determined using the same allocation used in the allocation of CAS between gold and other metals. We also allocate these costs incurred at Corporate and Other using the proportion of CAS between gold and other metals.

Three Months Ended December 31, 2024	Costs Applicable to Sales(1)(2)	Reclamation Costs(3)	Advanced Projects, Research and Development and Exploration(4)	General and Administrative	Other Expense, Net(5)	Treatment and Refining Costs	Sustaining Capital and Lease Related Costs(6)(7)	All-In Sustaining Costs	Ounces (000) Sold	1	All-In Sustaining Costs Per oz.(8)
Gold
Brucejack	$76	$3	$5	$—	$—	$—	$17	$101	68		$1,498
Red Chris	12	2	—	—	—	—	2	16	15		$1,131
Peñasquito	80	3	—	—	—	6	14	103	126		$818
Merian	102	2	4	—	—	—	17	125	75		$1,656
Cerro Negro	88	1	—	1	—	—	16	106	75		$1,430
Yanacocha	92	9	1	—	2	—	7	111	95		$1,166
Boddington	194	4	—	—	—	3	28	229	179		$1,286
Tanami	109	1	2	—	—	—	51	163	121		$1,340
Cadia	66	1	2	—	(1)	4	39	111	104		$1,061
Lihir	248	9	4	—	(2)	—	32	291	163		$1,781
Ahafo	195	5	2	—	—	—	35	237	213		$1,113
Nevada Gold Mines	322	5	4	1	1	1	74	408	273		$1,492
Corporate and Other (9)	(1)	—	29	109	7	—	6	150	—		$—
Held for sale (10)
CC&V	61	3	1	—	1	—	6	72	44		$1,636
Musselwhite	61	1	2	—	1	—	23	88	60		$1,465
Porcupine	75	2	1	—	—	—	17	95	64		$1,490
Éléonore	86	1	3	—	—	—	22	112	72		$1,564
Akyem	86	3	—	—	—	—	5	94	43		$2,207
Divested (11)
Telfer	53	2	1	—	(4)	—	11	63	39		$1,631
Total Gold	2,005	57	61	111	5	14	422	2,675	1,829		$1,463

Gold equivalent ounces - other metals (12)(13)
Red Chris	37	4	—	—	—	—	7	48	44		$1,090
Peñasquito	211	8	—	1	1	32	33	286	322		$890
Boddington	63	—	—	—	—	3	9	75	64		$1,187
Cadia	66	1	5	—	(1)	8	38	117	114		$1,018
Corporate and Other (9)	—	—	4	16	(1)	—	—	19	—		$—
Divested (11)
Telfer	9	1	—	—	—	(3)	—	7	5		$926
Total Gold Equivalent Ounces	386	14	9	17	(1)	40	87	552	549		$1,004

Consolidated	$2,391	$71	$70	$128	$4	$54	$509	$3,227
(1)Excludes Depreciation and amortization and Reclamation and remediation.
(2)Includes by-product credits of $71.
(3)Includes operating accretion of $50, included in Reclamation and remediation, and amortization of asset retirement costs $21; excludes accretion and reclamation and remediation adjustments at former operating properties that have entered the closure phase and have no substantive future economic value of $54 and $(61), respectively, included in Reclamation and remediation.
(4)Excludes development expenditures of $4 at Red Chris, $6 at Peñasquito, $2 at Merian, $7 at Cerro Negro, $1 at Boddington, $3 at Tanami, $8 at Ahafo, $2 at NGM, $24 at Corporate and Other, $2 at CC&V, and $1 at Telfer, totaling $60 related to developing new operations or major projects at existing operations where these projects will materially benefit the operation.
(5)Other expense, net is adjusted for restructuring and severance costs of $18, settlement costs of $11, and Newcrest transaction-related costs of $10, included in Other expense, net.
NEWMONT FOURTH QUARTER AND FULL YEAR 2024 RESULTS & 2025 GUIDANCE | NEWS RELEASE     27

(6)Excludes capitalized interest related to sustaining capital expenditures. See Liquidity and Capital Resources within Part II, Item 7, MD&A for sustaining capital by segment.
(7)Includes finance lease payments for sustaining projects of $20.
(8)Per ounce measures may not recalculate due to rounding.
(9)Corporate and Other includes the Company's business activities relating to its corporate and regional offices and all equity method investments. Refer to Note 4 to the Consolidated Financial Statements for further information.
(10)Sites are classified as held for sale as of December 31, 2024. Refer to Note 3 to the Consolidated Financial Statements for further discussion of our assets and liabilities held for sale.
(11)In the fourth quarter of 2024, the Company completed the sale of the assets of the Telfer reportable segment. Refer to Note 3 to the Consolidated Financial Statements for further information.
(12)Gold equivalent ounces is calculated as pounds or ounces produced multiplied by the ratio of the other metals price to the gold price, using Gold ($1,400/oz.), Copper ($3.50/lb.), Silver ($20.00/oz.), Lead ($1.00/lb.) and Zinc ($1.20/lb.) pricing for 2024.
(13)For the three months ended December 31, 2024, Red Chris sold 8 thousand tonnes of copper, Peñasquito sold 9 million ounces of silver, 31 thousand tonnes of lead and 73 thousand tonnes of zinc, Boddington sold 11 thousand tonnes of copper, Cadia sold 20 thousand tonnes of copper, and Telfer sold 1 thousand tonnes of copper.

Three Months Ended December 31, 2023	Costs Applicable to Sales(1)(2)(3)	Reclamation Costs(4)	Advanced Projects, Research and Development and Exploration(5)	General and Administrative	Other Expense, Net (6)	Treatment and Refining Costs	Sustaining Capital and Lease Related Costs(7)(8)	All-In Sustaining Costs	Ounces (000) Sold	All-In Sustaining Costs Per oz.(9)
Gold
CC&V	$41	$2	$2	$—	$1	$—	$20	$66	36	$1,793
Musselwhite	51	1	3	—	—	—	31	86	49	$1,771
Porcupine	81	6	2	—	—	—	26	115	69	$1,665
Éléonore	83	2	4	—	(1)	—	33	121	68	$1,796
Red Chris (10)	4	—	—	—	—	—	2	6	4	$1,439
Brucejack (10)	69	—	7	—	1	3	16	96	36	$2,646
Peñasquito	35	1	—	—	2	2	5	45	27	$1,670
Merian	116	2	5	—	—	1	22	146	100	$1,454
Cerro Negro	96	1	2	—	3	—	18	120	85	$1,412
Yanacocha	69	7	1	—	(4)	—	13	86	71	$1,198
Boddington	151	3	2	—	—	4	28	188	161	$1,172
Tanami	93	1	—	—	—	—	44	138	132	$1,046
Cadia (10)	129	—	1	—	—	6	16	152	120	$1,271
Telfer (10)	126	—	2	—	—	3	2	133	67	$1,988
Lihir (10)	146	—	2	—	—	—	51	199	131	$1,517
Ahafo	163	6	1	—	—	—	27	197	177	$1,114
Akyem	86	15	—	(1)	—	—	8	108	98	$1,110
NGM	361	6	1	4	—	1	102	475	320	$1,482
Corporate and Other (11)	—	—	34	74	2	—	13	123	—	$—
Total Gold	1,900	53	69	77	4	20	477	2,600	1,751	$1,485

Gold equivalent ounces - other metals (12)
Red Chris (10)	17	—	—	—	—	3	7	27	16	$1,660
Peñasquito	195	9	2	—	—	16	33	255	122	$2,098
Boddington	53	1	—	—	—	4	8	66	56	$1,181
Cadia (10)	116	—	1	—	—	19	17	153	114	$1,342
Telfer (10)	22	—	2	—	—	4	5	33	13	$2,580
Corporate and Other (11)	—	—	4	7	(1)	—	1	11	—	$—
Total Gold Equivalent Ounces	403	10	9	7	(1)	46	71	545	321	$1,703

Consolidated	$2,303	$63	$78	$84	$3	$66	$548	$3,145
(1)Excludes Depreciation and amortization and Reclamation and remediation.
(2)Includes by-product credits of $46 and excludes co-product revenues of $109.
(3)Includes stockpile and leach pad inventory adjustments of $2 at Brucejack, $13 at Peñasquito, $1 at Yanacocha, $4 at Telfer, and $39 at NGM.
(4)Reclamation costs include operating accretion and amortization of asset retirement costs of $23 and $40, respectively, and exclude accretion and reclamation and remediation adjustments at former operating properties and historic mining operations that have entered the closure phase and have no substantive future economic value of $37 and $1,175, respectively.
(5)Advanced projects, research and development and Exploration excludes development expenditures of $1 at CC&V, $1 at Merian, $2 at Cerro Negro, $1 at Yanacocha, $10 at Tanami, $11 at Ahafo, $5 at Akyem, $3 at NGM and $29 at Corporate and Other, totaling $63 related to developing new operations or major projects at existing operations where these projects will materially benefit the operation.
(6)Other expense, net is adjusted for settlement costs of Newcrest transaction-related costs of $427, restructuring and severance costs of $5, settlement costs of $5, and distributions from the Newmont Global Community Support fund of $1.
(7)Excludes capitalized interest related to sustaining capital expenditures.
(8)Includes finance lease payments for sustaining projects of $9 and excludes finance lease payments for development projects of $36.
NEWMONT FOURTH QUARTER AND FULL YEAR 2024 RESULTS & 2025 GUIDANCE | NEWS RELEASE     28

(9)Per ounce measures may not recalculate due to rounding.
(10)Sites acquired through the Newcrest transaction.
(11)Corporate and Other is a non-operating segment and includes the Company's business activities relating to its corporate and regional offices and all equity method investments.
(12)Gold equivalent ounces is calculated as pounds or ounces produced multiplied by the ratio of the other metals price to the gold price, using Gold ($1,400/oz.), Copper ($3.50/lb.), Silver ($20.00/oz.), Lead ($1.00/lb.) and Zinc ($1.20/lb.) pricing for 2023.
(13)For the three months ended December 31, 2023, Red Chris sold 3 thousand tonnes of copper, Peñasquito sold 5 million ounces of silver, 16 thousand tonnes of lead and 16 thousand tonnes of zinc, Boddington sold 11 thousand tonnes of copper, Cadia sold 21 thousand tonnes of copper, and Telfer sold 2 thousand tonnes of copper.

Year Ended December 31, 2024	Costs Applicable to Sales(1)(2)(3)	Reclamation Costs(4)	Advanced Projects, Research and Development and Exploration(5)	General and Administrative	Other Expense, Net(6)	Treatment and Refining Costs	Sustaining Capital and Lease Related Costs(7)(8)	All-In Sustaining Costs	Ounces (000) Sold	All-In Sustaining Costs Per oz.(9)
Gold
Brucejack	$312	$5	$13	$—	$—	$3	$66	$399	249	$1,603
Red Chris	47	2	1	—	—	—	12	62	39	$1,607
Peñasquito	225	8	—	—	—	16	36	285	290	$984
Merian	401	8	15	—	—	1	83	508	274	$1,852
Cerro Negro	312	6	2	1	2	—	61	384	236	$1,631
Yanacocha	353	34	9	—	3	—	22	421	352	$1,196
Boddington	613	16	1	—	—	13	105	748	581	$1,288
Tanami	390	3	7	—	—	—	127	527	411	$1,281
Cadia	297	2	9	—	—	16	152	476	454	$1,048
Lihir	787	12	16	—	2	—	121	938	620	$1,512
Ahafo	722	19	5	—	1	1	108	856	798	$1,072
Nevada Gold Mines	1,263	18	13	9	4	6	350	1,663	1,036	$1,605
Corporate and Other (10)	—	—	111	386	19	—	18	534	—	$—
Held for sale (11)
CC&V	200	11	3	—	2	—	27	243	144	$1,691
Musselwhite	224	4	6	—	1	—	96	331	215	$1,541
Porcupine	310	12	5	—	—	—	79	406	282	$1,437
Éléonore	325	5	11	—	—	—	99	440	243	$1,811
Akyem	338	21	1	—	1	—	23	384	212	$1,816
Divested (12)
Telfer	245	11	10	—	—	4	38	308	103	$2,993
Total Gold	7,364	197	238	396	35	60	1,623	9,913	6,539	$1,516

Gold equivalent ounces - other metals (13) (14)
Red Chris	172	5	4	—	—	5	47	233	142	$1,640
Peñasquito	903	32	1	2	2	117	129	1,186	1,088	$1,090
Boddington	204	3	—	—	—	11	22	240	205	$1,172
Cadia	280	2	10	—	—	32	136	460	465	$987
Corporate and Other (10)	—	—	14	44	—	—	1	59	—	$—
Divested (12)
Telfer	40	2	1	—	—	2	4	49	16	$2,885
Total Gold Equivalent Ounces	1,599	44	30	46	2	167	339	2,227	1,916	$1,161

Consolidated	$8,963	$241	$268	$442	$37	$227	$1,962	$12,140
(1)Excludes Depreciation and amortization and Reclamation and remediation.
(2)Includes by-product credits of $240.
(3)Includes stockpile, leach pad, and product inventory adjustments of $2 at Brucejack, $27 at Red Chris, $1 at Peñasquito, $9 at Cerro Negro, $21 at NGM, and $32 at Telfer.
(4)Includes operating accretion of $153, included in Reclamation and remediation, and amortization of asset retirement costs $88; excludes accretion and reclamation and remediation adjustments at former operating properties that have entered the closure phase and have no substantive future economic value of $219 and $(44), respectively, included in Reclamation and remediation.
(5)Excludes development expenditures of $8 at Red Chris, $12 at Peñasquito, $6 at Merian, $17 at Cerro Negro, $3 at Boddington, $21 at Tanami, $36 at Ahafo, $10 at NGM, $70 at Corporate and Other, $4 at CC&V, $1 at Porcupine, $4 at Akyem, and $3 at Telfer, totaling $195 related to developing new operations or major projects at existing operations where these projects will materially benefit the operation.
(6)Other expense, net is adjusted for Newcrest transaction-related costs of $72, settlement costs of $44, and restructuring and severance costs of $38, included in Other expense, net.
(7)Excludes capitalized interest related to sustaining capital expenditures. Refer to Liquidity and Capital Resources within Part II, Item 7, MD&A for sustaining capital by segment.
(8)Includes finance lease payments for sustaining projects of $84 and excludes finance lease payments for development projects of $37.
(9)Per ounce measures may not recalculate due to rounding.
NEWMONT FOURTH QUARTER AND FULL YEAR 2024 RESULTS & 2025 GUIDANCE | NEWS RELEASE     29

(10)Corporate and Other is a non-operating segment and includes the Company's business activities relating to its corporate and regional offices and all equity method investments. Refer to Note 4 to the Consolidated Financial Statements for further information.
(11)Sites are classified as held for sale as of December 31, 2024. Refer to Note 3 to the Consolidated Financial Statements for further discussion of our assets and liabilities held for sale.
(12)In the fourth quarter of 2024, the Company completed the sale of the assets of the Telfer reportable segment. Refer to Note 3 to the Consolidated Financial Statements for further information.
(13)Gold equivalent ounces is calculated as pounds or ounces produced multiplied by the ratio of the other metals price to the gold price, using Gold ($1,400/oz.), Copper ($3.50/lb.), Silver ($20.00/oz.), Lead ($1.00/lb.) and Zinc ($1.20/lb.) pricing for 2024.
(14)For the year ended December 31, 2024, Red Chris sold 26 thousand tonnes of copper, Peñasquito sold 33 million ounces of silver, 97 thousand tonnes of lead and 247 thousand tonnes of zinc, Boddington sold 37 thousand tonnes of copper, Cadia sold 84 thousand tonnes of copper, and Telfer sold 3 thousand tonnes of copper.

Year Ended December 31, 2023	Costs Applicable to Sales(1)(2)(3)	Reclamation Costs(4)	Advanced Projects, Research and Development and Exploration(5)	General and Administrative	Other Expense, Net(6)	Treatment and Refining Costs	Sustaining Capital and Lease Related Costs(7)(8)	All-In Sustaining Costs	Ounces (000) Sold	All-In Sustaining Costs Per oz.(9)
Gold
CC&V	$198	$10	$10	$—	$2	$—	$62	$282	171	$1,644
Musselwhite	214	5	10	—	—	—	104	333	181	$1,843
Porcupine	301	23	12	—	—	—	71	407	258	$1,577
Éléonore	295	9	10	—	—	—	114	428	233	$1,838
Brucejack (10)	69	—	7	—	1	3	16	96	36	$2,646
Red Chris (10)	4	—	—	—	—	—	2	6	4	$1,439
Peñasquito	158	7	1	—	2	9	29	206	130	$1,590
Merian	385	7	14	—	—	1	85	492	319	$1,541
Cerro Negro	328	5	5	—	5	—	51	394	261	$1,509
Yanacocha	294	24	7	—	—	—	24	349	275	$1,266
Boddington	634	17	5	—	—	18	125	799	749	$1,067
Tanami	337	3	1	—	—	—	130	471	444	$1,060
Cadia (10)	129	—	1	—	—	6	16	152	120	$1,271
Telfer (10)	126	—	2	—	—	3	2	133	67	$1,988
Lihir (10)	146	—	2	—	—	—	51	199	131	$1,517
Ahafo	547	20	2	—	2	—	135	706	578	$1,222
Akyem	275	44	1	—	—	—	37	357	296	$1,210
NGM	1,249	17	13	11	2	6	332	1,630	1,167	$1,397
Corporate and Other (11)	—	—	89	255	6	—	37	387	—	$—
Total Gold	5,689	191	192	266	20	46	1,423	7,827	5,420	$1,444

Gold equivalent ounces - other metals (12)(13)
Red Chris (10)	17	—	—	—	—	3	7	27	16	$1,660
Peñasquito	651	30	5	1	1	82	120	890	507	$1,756
Boddington	204	3	1	—	—	15	39	262	246	$1,067
Cadia (10)	116	—	1	—	—	19	17	153	114	$1,342
Telfer (10)	22	—	2	—	—	4	5	33	13	$2,580
Corporate and Other (11)	—	—	11	32	—	—	6	49	—	$—
Total Gold Equivalent Ounces	1,010	33	20	33	1	123	194	1,414	896	$1,579

Consolidated	$6,699	$224	$212	$299	$21	$169	$1,617	$9,241
(1)Excludes Depreciation and amortization and Reclamation and remediation.
(2)Includes by-product credits of $137.
(3)Includes stockpile and leach pad inventory adjustments of $3 at Porcupine, $5 at Éléonore, $2 at Brucejack, $32 at Peñasquito, $2 at Cerro Negro, $5 at Yanacocha, $4 at Telfer, $1 at Akyem, and $43 at NGM.
(4)Includes operating accretion of $97, included in Reclamation and remediation, and amortization of asset retirement costs $127; excludes accretion and reclamation and remediation adjustments at former operating properties that have entered the closure phase and have no substantive future economic value of $148 and $1,288, respectively, included in Reclamation and remediation.
(5)Excludes development expenditures of $3 at CC&V, $5 at Porcupine, $5 at Peñasquito, $9 at Merian, $5 at Cerro Negro, $4 at Yanacocha, $29 at Tanami, $38 at Ahafo, $18 at Akyem, $16 at NGM and $121 at Corporate and Other, totaling $253 related to developing new operations or major projects at existing operations where these projects will materially benefit the operation.
(6)Other expense, net is adjusted for settlement costs of Newcrest transaction-related costs of $464, restructuring and severance costs of $24, settlement costs of $7, and distributions from the Newmont Global Community Support fund of $1, included in Other expense, net.
(7)Excludes capitalized interest related to sustaining capital expenditures. See Liquidity and Capital Resources within Part II, Item 7, MD&A for sustaining capital by segment.
(8)Includes finance lease payments for sustaining projects of $64 and excludes finance lease payments for development projects of $36.
(9)Per ounce measures may not recalculate due to rounding.
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(10)Sites acquired through the Newcrest transaction. Refer to Note 3 to the Consolidated Financial Statements for further information.
(11)Corporate and Other is a non-operating segment and includes the Company's business activities relating to its corporate and regional offices and all equity method investments. Refer to Note 4 to the Consolidated Financial Statements for further information.
(12)Gold equivalent ounces is calculated as pounds or ounces produced multiplied by the ratio of the other metals price to the gold price, using Gold ($1,400/oz.), Copper ($3.50/lb.), Silver ($20.00/oz.), Lead ($1.00/lb.) and Zinc ($1.20/lb.) pricing for 2023.
(13)For the year ended December 31, 2023, Red Chris sold 3 thousand tonnes of copper, Peñasquito sold 17 million ounces of silver, 49 thousand tonnes of lead and 101 thousand tonnes of zinc, Boddington sold 45 thousand tonnes of copper, Cadia sold 21 thousand tonnes of copper, and Telfer sold 2 thousand tonnes of copper.

A reconciliation of the 2025 Gold AISC guidance to the 2025 Gold CAS guidance is provided below. The estimates in the table below are considered “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbor created by such sections and other applicable laws.

2025 Guidance Total Tier 1 Portfolio - Gold (1)(2)
(in millions, except ounces and per ounce)	Guidance Estimate
Cost Applicable to Sales (3)(4)	6,100
Reclamation Costs (5)	160
Advanced Projects and Exploration (6)	200
General and Administrative (7)	340
Other Expense	20
Treatment and Refining Costs	80
Sustaining Capital (8)	1,440
Sustaining Finance Lease Payments	60
All-in Sustaining Costs	$8,390
Ounces (000) Sold (9)	5,175
All-in Sustaining Costs per Ounce	$1,620
(1)The reconciliation is provided for illustrative purposes in order to better describe management’s estimates of the components of the calculation. Estimates for each component of the forward-looking All-in sustaining costs per ounce are independently calculated and, as a result, the total All-in sustaining costs and the All-in sustaining costs per ounce may not sum to the component ranges. While a reconciliation to the most directly comparable GAAP measure has been provided for the 2025 AISC Gold Guidance on a consolidated basis, a reconciliation has not been provided on an individual site or project basis in reliance on Item 10(e)(1)(i)(B) of Regulation S-K because such reconciliation is not available without unreasonable efforts.
(2)All values are presented on a consolidated basis for Newmont representing the Total Tier 1 Portfolio and excluding assets held for sale.
(3)Excludes Depreciation and amortization and Reclamation and remediation.
(4)Includes stockpile and leach pad inventory adjustments.
(5)Reclamation costs include operating accretion and amortization of asset retirement costs.
(6)Advanced Projects and Exploration excludes non-sustaining advanced projects and exploration.
(7)Includes stock-based compensation.
(8)Excludes development capital expenditures, capitalized interest and change in accrued capital.
(9)Consolidated sales for Merian is presented on a total sales basis for the mine site and excludes sales from Pueblo Viejo and Fruta del Norte.
NEWMONT FOURTH QUARTER AND FULL YEAR 2024 RESULTS & 2025 GUIDANCE | NEWS RELEASE     31

Net debt to Adjusted EBITDA ratio
Management uses net debt to Adjusted EBITDA as non-GAAP measures to evaluate the Company’s operating performance, including our ability to generate earnings sufficient to service our debt. Net debt to Adjusted EBITDA represents the ratio of the Company’s debt, net of cash and cash equivalents, to Adjusted EBITDA. Net debt to Adjusted EBITDA does not represent, and should not be considered an alternative to, net income (loss), operating income (loss), or cash flow from operations as those terms are defined by GAAP, and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. Although Net Debt to Adjusted EBITDA and similar measures are frequently used as measures of operations and the ability to meet debt service requirements by other companies, our calculation of net debt to Adjusted EBITDA measure is not necessarily comparable to such other similarly titled captions of other companies. The Company believes that net debt to Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and Board of Directors. Management’s determination of the components of net debt to Adjusted EBITDA is evaluated periodically and based, in part, on a review of non-GAAP financial measures used by mining industry analysts. Net income (loss) attributable to Newmont stockholders is reconciled to Adjusted EBITDA as follows:

	Three Months Ended
	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024

Net income (loss) attributable to Newmont stockholders	$1,403	$922	$853	$170
Net income (loss) attributable to noncontrolling interests	18	2	4	9
Net loss (income) from discontinued operations	—	(49)	(15)	(4)
Equity loss (income) of affiliates	(69)	(60)	3	(7)
Income and mining tax expense (benefit)	702	244	191	260
Depreciation and amortization	689	631	602	654
Interest expense, net of capitalized interest	93	86	103	93
EBITDA	$2,836	$1,776	$1,741	$1,175
Adjustments:
Loss on assets held for sale	$268	$115	$246	$485
Reclamation and remediation charges	(110)	33	—	6
Impairment charges	39	18	9	12
Change in fair value of investments and options	(23)	(17)	9	(31)
Restructuring and severance	18	5	9	6
Settlement costs	11	7	5	21
Newcrest transaction and integration costs	10	17	16	29
Gain on debt extinguishment	(3)	(15)	(14)	—
(Gain) loss on asset and investment sales	1	28	(55)	(9)
Pension settlements	1	—	—	—
Adjusted EBITDA	$3,048	$1,967	$1,966	$1,694
12 month trailing Adjusted EBITDA	$8,675

Total Debt	$8,476
Lease and other financing obligations	496
Less: Cash and cash equivalents	(3,619)
Less: Cash and cash equivalents included in assets held for sale (1)	(45)
Total net debt	$5,308

Net debt to Adjusted EBITDA	0.6
(1)During the first quarter of 2024, certain non-core assets were determined to meet the criteria for assets held for sale. As a result, the related Cash and cash equivalents was reclassified to Assets held for sale. Refer to Note 3 of the Consolidated Financial Statements for additional information.
NEWMONT FOURTH QUARTER AND FULL YEAR 2024 RESULTS & 2025 GUIDANCE | NEWS RELEASE     32

Net average realized price per ounce/ pound
Average realized price per ounce/ pound are non-GAAP financial measures. The measures are calculated by dividing the net consolidated gold, copper, silver, lead and zinc sales by the consolidated gold ounces, copper pounds, silver ounces, lead pounds, and zinc pounds sold, respectively. These measures are calculated on a consistent basis for the periods presented on a consolidated basis. Average realized price per ounce/ pound statistics are intended to provide additional information only, do not have any standardized meaning prescribed by GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The measures are not necessarily indicative of operating profit or cash flow from operations as determined under GAAP. Other companies may calculate these measures differently.
The following tables reconcile these non-GAAP measures to the most directly comparable GAAP measure:

	Three Months Ended December 31,		Increase (decrease)	Percent Change
	2024	2023
Consolidated gold sales, net	$4,837	$3,510	$1,327	38%
Consolidated copper sales, net	324	293	31	11%
Consolidated silver sales, net	235	89	146	164%
Consolidated lead sales, net	59	32	27	84%
Consolidated zinc sales, net	197	33	164	497%
Total sales	$5,652	$3,957	$1,695	43%

	Year Ended December 31,		Increase (decrease)	Percent Change
	2024	2023
Consolidated gold sales, net	$15,746	$10,593	$5,153	49%
Consolidated copper sales, net	1,327	575	752	131%
Consolidated silver sales, net	792	335	457	136%
Consolidated lead sales, net	195	96	99	103%
Consolidated zinc sales, net	622	213	409	192%
Total sales	$18,682	$11,812	$6,870	58%

	Three Months Ended December 31, 2024
	Gold	Copper	Silver	Lead	Zinc
	(ounces)	(pounds)	(ounces)	(pounds)	(pounds)
Consolidated sales:
Gross before provisional pricing and streaming impact	$4,854	$379	$231	$63	$224
Provisional pricing mark-to-market	(3)	(47)	(12)	(3)	(6)
Silver streaming amortization	—	—	26	—	—
Gross after provisional pricing and streaming impact	4,851	332	245	60	218
Treatment and refining charges	(14)	(8)	(10)	(1)	(21)
Net	$4,837	$324	$235	$59	$197
Consolidated ounces / pounds sold (millions) (1)(2)	1,829	91	9	69	163
Average realized price (per ounce/pound): (3)
Gross before provisional pricing and streaming impact	$2,654	$4.16	$24.65	$0.92	$1.38
Provisional pricing mark-to-market	(2)	(0.51)	(1.26)	(0.04)	(0.04)
Silver streaming amortization	—	—	2.79	—	—
Gross after provisional pricing and streaming impact	2,652	3.65	26.18	0.88	1.34
Treatment and refining charges	(9)	(0.08)	(1.03)	(0.02)	(0.13)
Net	$2,643	$3.57	$25.15	$0.86	$1.21
(1)Amounts reported in millions except gold ounces, which are reported in thousands.
(2)For the three months ended December 31, 2024 the Company sold 40 thousand tonnes of copper, 31 thousand tonnes of lead, and 73 thousand tonnes of zinc.
(3)Per ounce/pound measures may not recalculate due to rounding.
NEWMONT FOURTH QUARTER AND FULL YEAR 2024 RESULTS & 2025 GUIDANCE | NEWS RELEASE     33

NEWMONT FOURTH QUARTER AND FULL YEAR 2024 RESULTS & 2025 GUIDANCE | NEWS RELEASE     34

	Three Months Ended December 31, 2023
	Gold	Copper	Silver	Lead	Zinc
	(ounces)	(pounds)	(ounces)	(pounds)	(pounds)
Consolidated sales:
Gross before provisional pricing and streaming impact	$3,507	$308	$85	$34	$41
Provisional pricing mark-to-market	23	15	—	(2)	1
Silver streaming amortization	—	—	11	—	—
Gross after provisional pricing and streaming impact	3,530	323	96	32	42
Treatment and refining charges	(20)	(30)	(7)	—	(9)
Net	$3,510	$293	$89	$32	$33
Consolidated ounces / pounds sold (millions) (1)(2)	1,751	79	5	35	35
Average realized price (per ounce/pound): (3)
Gross before provisional pricing and streaming impact	$2,003	$3.88	$18.22	$0.97	$3.87
Provisional pricing mark-to-market	13	0.19	0.18	(0.04)	0.10
Silver streaming amortization	—	—	2.55	—	—
Gross after provisional pricing and streaming impact	2,016	4.07	20.95	0.93	3.97
Treatment and refining charges	(12)	(0.38)	(1.50)	(0.03)	(0.26)
Net	$2,004	$3.69	$19.45	$0.90	$3.71
(1)Amounts reported in millions except gold ounces, which are reported in thousands.
(2)For the three months ended December 31, 2023 the Company sold 37 thousand tonnes of copper, 16 thousand tonnes of lead, and 16 thousand tonnes of zinc.
(3)Per ounce/pound measures may not recalculate due to rounding.

	Year Ended December 31, 2024
	Gold	Copper	Silver	Lead	Zinc
	(ounces)	(pounds)	(ounces)	(pounds)	(pounds)
Consolidated sales:
Gross before provisional pricing and streaming impact	$15,701	$1377	$724	$200	$691
Provisional pricing mark-to-market	105	—	14	(2)	8
Silver streaming amortization	—	—	91	—	—
Gross after provisional pricing and streaming impact	15,806	1,377	829	198	699
Treatment and refining charges	(60)	(50)	(37)	(3)	(77)
Net	$15,746	$1327	$792	$195	$622
Consolidated ounces / pounds sold (millions) (1)(2)	6,539	332	33	213	545
Average realized price (per ounce/pound): (3)
Gross before provisional pricing and streaming impact	$2,401	$4.15	$22.05	$0.94	$1.27
Provisional pricing mark-to-market	16	—	0.42	(0.01)	0.02
Silver streaming amortization	—	—	2.79	—	—
Gross after provisional pricing and streaming impact	2,417	4.15	25.26	0.93	1.29
Treatment and refining charges	(9)	(0.15)	(1.13)	(0.02)	(0.15)
Net	$2,408	$4.00	$24.13	$0.91	$1.14
(1)Amounts reported in millions except gold ounces, which are reported in thousands.
(2)For the year ended December 31, 2024 the Company sold 150 thousand tonnes of copper, 97 thousand tonnes of lead, and 247 thousand tonnes of zinc.
(3)Per ounce/pound measures may not recalculate due to rounding.

NEWMONT FOURTH QUARTER AND FULL YEAR 2024 RESULTS & 2025 GUIDANCE | NEWS RELEASE     35

	Year Ended December 31, 2023
	Gold	Copper	Silver	Lead	Zinc
	(ounces)	(pounds)	(ounces)	(pounds)	(pounds)
Consolidated sales:
Gross before provisional pricing and streaming impact	$10,605	$601	$312	$103	$281
Provisional pricing mark-to-market	34	15	7	(4)	(15)
Silver streaming amortization	—	—	42	—	—
Gross after provisional pricing and streaming impact	10,639	616	361	99	266
Treatment and refining charges	(46)	(41)	(26)	(3)	(53)
Net	$10,593	$575	$335	$96	$213
Consolidated ounces / pounds sold (millions) (1)(2)	5,420	155	17	107	222
Average realized price (per ounce/pound): (3)
Gross before provisional pricing and streaming impact	$1,957	$3.87	$18.53	$0.96	$1.27
Provisional pricing mark-to-market	6	0.10	0.44	(0.03)	(0.07)
Silver streaming amortization	—	—	2.56	—	—
Gross after provisional pricing and streaming impact	1,963	3.97	21.53	0.93	1.20
Treatment and refining charges	(9)	(0.26)	(1.56)	(0.03)	(0.24)
Net	$1,954	$3.71	$19.97	$0.90	$0.96
(1)Amounts reported in millions except gold ounces, which are reported in thousands.
(2)For the year ended December 31, 2023 the Company sold 71 thousand tonnes of copper, 49 thousand tonnes of lead, and 101 thousand tonnes of zinc.
(3)Per ounce/pound measures may not recalculate due to rounding.
NEWMONT FOURTH QUARTER AND FULL YEAR 2024 RESULTS & 2025 GUIDANCE | NEWS RELEASE     36

Gold by-product metrics
Copper and silver are by-products often obtained during the process of extracting and processing the primary ore-body. In our GAAP Consolidated Financial Statements, the value of these by-products is recorded as a credit to our CAS and the value of the primary ore is recorded as Sales. In certain instances, copper, silver, lead, and zinc are co-products, or a significant resource in the primary ore-body, and the revenue is recorded as Sales in our GAAP Consolidated Financial Statements.
Gold by-product metrics are non-GAAP financial measures that serve as a basis for comparing the Company’s performance with certain competitors. As Newmont’s operations are primarily focused on gold production, “Gold by-product metrics” were developed to allow investors to view Sales, CAS per ounce, and AISC per ounce calculations that classify all copper, silver, lead, and zinc production as a by-product, even when copper, silver, lead, or zinc is a significant resource in the primary ore-body. These metrics are calculated by subtracting copper, silver, lead, and zinc sales recognized from Sales and including these amounts as offsets to CAS.
Gold by-product metrics are calculated on a consistent basis for the periods presented on a consolidated basis. These metrics are intended to provide supplemental information only, do not have any standardized meaning prescribed by GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. Other companies may calculate these measures differently as a result of differences in the underlying accounting principles, policies applied and in accounting frameworks, such as in IFRS.
The following tables reconcile these non-GAAP measures to the most directly comparable GAAP measures:

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Consolidated gold sales, net	$4,837	$3,510	$15,746	$10,593
Consolidated other metal sales, net	815	447	2,936	1,219
Sales	$5,652	$3,957	$18,682	$11,812

Costs applicable to sales	$2,391	$2,303	$8,963	$6,699
Less: Consolidated other metal sales, net	(815)	(447)	(2,936)	(1,219)
By-Product costs applicable to sales	$1,576	$1,856	$6,027	$5,480
Gold sold (thousand ounces)	1,829	1,751	6,539	5,420
Total Gold CAS per ounce (by-product) (1)	$862	$1,060	$922	$1,011

Total AISC	$3,227	$3,145	$12,140	$9,241
Less: Consolidated other metal sales, net	(815)	(447)	(2,936)	(1,219)
By-Product AISC	$2,412	$2,698	$9,204	$8,022
Gold sold (thousand ounces)	1,829	1,751	6,539	5,420
Total Gold AISC per ounce (by-product) (1)	$1,319	$1,541	$1,408	$1,480
(1)Per ounce measures may not recalculate due to rounding.
NEWMONT FOURTH QUARTER AND FULL YEAR 2024 RESULTS & 2025 GUIDANCE | NEWS RELEASE     37

Conference Call Information
A conference call will be held on Thursday, February 20, 2025 at 5:30 p.m. Eastern Standard Time (3:30 p.m. Mountain Standard Time), which is 9:30 a.m. Australian Eastern Daylight Time on Friday, February 21, 2025; it will also be available on the Company’s website.
Conference Call Details

Dial-In Number	833.470.1428
Intl Dial-In Number	404.975.4839[1]
Dial-In Access Code	412792
Conference Name	Newmont
Replay Number	866.813.9403
Intl Replay Number	929.458.6194
Replay Access Code	107262
1For toll-free phone numbers, refer to the following link: https://www.netroadshow.com/events/global-numbers?confId=49005
Webcast Details
Title: Newmont Fourth Quarter and Full Year 2024 Results Conference Call
URL: https://events.q4inc.com/attendee/950322846
The webcast materials will be available Thursday, February 20, after North American markets close, under the “Investor Relations” section of the Company’s website. Additionally, the conference call will be archived for a limited time on the Company’s website.
About Newmont
Newmont is the world’s leading gold company and a producer of copper, zinc, lead, and silver. The company’s world-class portfolio of assets, prospects and talent is anchored in favorable mining jurisdictions in Africa, Australia, Latin America & Caribbean, North America, and Papua New Guinea. Newmont is the only gold producer listed in the S&P 500 Index and is widely recognized for its principled environmental, social, and governance practices. Newmont is an industry leader in value creation, supported by robust safety standards, superior execution, and technical expertise. Founded in 1921, the company has been publicly traded since 1925.
At Newmont, our purpose is to create value and improve lives through sustainable and responsible mining. To learn more about Newmont’s sustainability strategy and initiatives, go to www.newmont.com.

Investor Contact - Global

Neil Backhouse	investor.relations@newmont.com

Investor Contact - Asia Pacific

Natalie Worley	apac.investor.relations@newmont.com

Media Contact - Global

Shannon Lijek	globalcommunications@newmont.com

Media Contact - Asia Pacific

Rosalie Cobai	australiacommunications@newmont.com
NEWMONT FOURTH QUARTER AND FULL YEAR 2024 RESULTS & 2025 GUIDANCE | NEWS RELEASE     38

Cautionary Statement Regarding Forward Looking Statements, Including Guidance Assumptions, and Notes:
This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbor created by such sections and other applicable laws. Where a forward-looking statement expresses or implies an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, such statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by the forward-looking statements. Forward-looking statements often address our expected future business and financial performance and financial condition; and often contain words such as “anticipate,” “intend,” “plan,” “will,” “would,” “estimate,” “expect,” “believe,” "pending" or “potential.” Forward-looking statements in this news release may include, without limitation, (i) estimates of future production and sales, including production outlook and average future production; (ii) estimates of future costs applicable to sales and all-in sustaining costs; (iii) estimates of future capital expenditures, including development and sustaining capital; (iv) expectations regarding the spend for Tanami Expansion 2 and the Cadia Panel Caves in Australia, the Ahafo North Project in Ghana, advancing the Red Chris Block Cave project in Canada, the Yanacocha Sulfides project in Peru or the Cerro Negro Expansion project in Argentina including with respect to timeline, production, and capital cost estimates; (v) expectations regarding share and debt repurchases; (vi) estimates of future cost reductions, synergies, including pre-tax synergies, savings and efficiencies, Full Potential and productivity improvements, and future cash flow enhancements, (vii) expectations regarding Newmont’s go-forward portfolio including expectations regarding Tier 1 assets and emerging Tier 1 assets; (viii) expectations regarding future investments or divestitures, including of non-core assets and assets designated as held for sale; (ix) expectations regarding free cash flow and returns to stockholders, including with respect to future dividends and future share repurchases; (x) expectations regarding our divestiture program and the timing thereof; and (xi) other financial and operating outlook, including, without limitation, Q1 2025, 2025 Guidance and other future operating, reclamation, remediation and financial metrics. Estimates or expectations of future events or results are based upon certain assumptions, which may prove to be incorrect. Such assumptions, include, but are not limited to: (i) there being no significant change to current geotechnical, metallurgical, hydrological and other physical conditions; (ii) permitting, development, operations and expansion of operations and projects being consistent with current expectations and mine plans, including, without limitation, receipt of export approvals; (iii) political developments in any jurisdiction in which the Company operates being consistent with its current expectations; (iv) certain exchange rate assumptions for the Australian dollar to U.S. dollar and Canadian dollar to U.S. dollar, as well as other exchange rates being approximately consistent with current levels; (v) certain price assumptions for gold, copper, silver, zinc, lead and oil; (vi) prices for key supplies; (vii) the accuracy of current mineral reserve, mineral resource and mineralized material estimates; and (viii) other planning assumptions. Uncertainties include those relating to general macroeconomic uncertainty and changing market conditions, changing restrictions on the mining industry in the jurisdictions in which we operate, impacts to supply chain, including price, availability of goods, ability to receive supplies and fuel, and impacts of changes in interest rates. Such uncertainties could result in operating sites being placed into care and maintenance and impact estimates, costs and timing of projects. Uncertainties in geopolitical conditions could impact certain planning assumptions, including, but not limited to commodity and currency prices, costs and supply chain availabilities.
Future dividends beyond the dividend payable on March 27, 2025 to holders of record at the close of business on March 4, 2025 have not yet been approved or declared by the Board of Directors, and an annualized dividend payout or dividend yield has not been declared by the Board. Management’s expectations with respect to future dividends are “forward-looking statements” and are non-binding. The declaration and payment of future dividends remain at the discretion of the Board of Directors and will be determined based on Newmont’s financial results, balance sheet strength, cash and liquidity requirements, future prospects, gold and commodity prices, and other factors deemed relevant by the Board.
Investors are also cautioned that the extent to which the Company repurchases its shares, and the timing of such repurchases, will depend upon a variety of factors, including trading volume, market conditions, legal requirements, business conditions and other factors. The repurchase program may be discontinued at any time, and the program does not obligate the Company to acquire any specific number of shares of its common stock or to repurchase the full $2.0 billion amount during the 24 month authorization period.
Expectations regarding the divestment of assets held of sale are subject to risks and uncertainties. Based on a comprehensive review of the Company’s portfolio of assets, the Company announced a portfolio optimization program to divest six non-core assets and a development project in February 2024. The non-core assets to be divested include CC&V, Musselwhite, Porcupine, Éléonore, Telfer, and Akyem, and the Havieron and Coffee development projects. While the Company concluded that these non-core assets and the development project met the accounting requirements to be presented as held for sale there is a possibility that the assets held for sale may exceed one year, or not occur at all, due to events or circumstances beyond the Company's control. As of the date of this release, no binding agreement has been entered into with respect to the sale of the Coffee development project. See the September 10, 2024 press release for details re the agreement to divest Telfer and Havieron, the October 8, 2024 press release for details re the agreement to divest Akyem, the November 18, 2024 press release for details re the agreement to divest Musselwhite, the November 25, 2024 press release for details re the agreement to divest Éléonore, the December 6, 2024 press release for details re the agreement to divest CC&V, and the January 27, 2025 press release for details regarding agreement to divest Porcupine. Each are available on Newmont’s website. Other than the sale of Telfer and Havieron, closing of such transactions remain subject to certain conditions as indicated in such releases and notes thereto. No assurances can be provided with respect to satisfaction of closing conditions, the timing of closing of the transaction or receipt of contingent consideration in the future.
See Item 1A. Risk Factors of the Form 10-K under the heading "Assets held for sale may not ultimately be divested and we may not receive any or all deferred consideration" and "The Company’s asset divestitures place demands on the Company’s management and resources, the sale of divested assets may not occur as planned or at all, and the Company may not realize the anticipated benefits of such divestitures."
For a more detailed discussion of such risks and other factors that might impact future looking statements, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 filed with the U.S. Securities and Exchange Commission (the “SEC”) on, or about, February 21, 2025, under the heading “Risk Factors", and other factors identified in the Company's reports filed with the SEC, available on the SEC website or at www.newmont.com. The Company does not undertake any obligation to release publicly revisions to any “forward-looking statement,” including, without limitation, outlook, to reflect events or circumstances after the date of this news release, or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws. Investors should not assume that any lack of update to a previously issued “forward-looking statement” constitutes a reaffirmation of that statement. Continued reliance on “forward-looking statements” is at investors’ own risk.

NEWMONT FOURTH QUARTER AND FULL YEAR 2024 RESULTS & 2025 GUIDANCE | NEWS RELEASE     39

Notice Regarding 2024 Results:
Newmont’s actual consolidated financial results remain subject to completion of our annual audit procedures for the year ended December 31, 2024 and final review by management. Our actual audited consolidated financial results for the year ended December 31, 2024 are expected to be reported in connection with the filing of our Annual Report on Form 10-K for the year ended December 31, 2024, which is expected to be filed on or about February 21, 2025. Our actual consolidated financial results may differ from the results included in this release, including as a result of audit adjustments and other developments that may arise between now and when the Form 10-K is finalized and filed. This release should not be viewed as a substitute for audited consolidated financial statements and related notes as of and for the year ended December 31, 2024 prepared in accordance with Generally Accepted Accounting Principles (“GAAP”). Accordingly, you should not place undue reliance on this release, which has been prepared by, and is the responsibility of, our management.
Notice Regarding Reserve and Resource:
The reserves stated herein were prepared in compliance with Subpart 1300 of Regulation S-K adopted by the SEC and represent the amount of gold, copper, silver, lead, zinc and molybdenum estimated, at December 31, 2024, could be economically and legally extracted or produced at the time of the reserve determination. The term “economically,” as used in this definition, means that profitable extraction or production has been established or analytically demonstrated in at a minimum, a pre-feasibility study to be viable and justifiable under reasonable investment and market assumptions. The term “legally,” as used in this definition, does not imply that all permits needed for mining and processing have been obtained or that other legal issues have been completely resolved. However, for a reserve to exist, Newmont (or our joint venture partners) must have a justifiable expectation, based on applicable laws and regulations, that issuance of permits or resolution of legal issues necessary for mining and processing at a particular deposit will be accomplished in the ordinary course and in a timeframe consistent with Newmont’s (or our joint venture partner’s) current mine plans. Reserves in this presentation are aggregated from the proven and probable classes. The term “Proven reserves” used in the tables of the appendix means reserves for which (a) quantity is estimated from dimensions revealed in outcrops, trenches, workings or drill holes; (b) grade and/or quality are estimated from the results of detailed sampling; and (c) the sites for inspection, sampling and measurements are spaced so closely and the geologic character is sufficiently defined that size, shape, depth and mineral content of reserves are well established. The term “Probable reserves” means reserves for which quantity and grade are estimated from information similar to that used for Proven reserves, but the sites for sampling are farther apart or are otherwise less closely spaced. The degree of assurance, although lower than that for Proven reserves, is high enough to assume continuity between points of observation. Newmont classifies all reserves as Probable on its development projects until a year of production has confirmed all assumptions made in the reserve estimates. Proven and Probable reserves include gold, copper, silver, zinc, lead or molybdenum attributable to Newmont’s ownership or economic interest. Proven and Probable reserves were calculated using cut-off grades. The term “cutoff grade” means the lowest grade of mineralized material considered economic to process. Cut-off grades vary between deposits depending upon prevailing economic conditions, mineability of the deposit, by-products, amenability of the ore to gold, copper, silver, zinc, lead or molybdenum extraction and type of milling or leaching facilities available.

Estimates of Proven and Probable reserves are subject to considerable uncertainty. Such estimates are, or will be, to a large extent, based on the prices of gold, silver, copper, zinc, lead and molybdenum and interpretations of geologic data obtained from drill holes and other exploration techniques, which data may not necessarily be indicative of future results. If our reserve estimations are required to be revised using significantly lower gold, silver, zinc, copper, lead and molybdenum prices as a result of a decrease in commodity prices, increases in operating costs, reductions in metallurgical recovery or other modifying factors, this could result in material write-downs of our investment in mining properties, goodwill and increased amortization, reclamation and closure charges. Producers use pre-feasibility and feasibility studies for undeveloped ore bodies to derive estimates of capital and operating costs based upon anticipated tonnage and grades of ore to be mined and processed, the predicted configuration of the ore body, expected recovery rates of metals from the ore, the costs of comparable facilities, the costs of operating and processing equipment and other factors. Actual operating and capital cost and economic returns on projects may differ significantly from original estimates. Further, it may take many years from the initial phases of exploration until commencement of production, during which time, the economic feasibility of production may change.

Estimates of resources are subject to further exploration and development, are subject to additional risks, and no assurance can be given that they will eventually convert to future reserves. Inferred resources, in particular, have a great amount of uncertainty as to their existence and their economic and legal feasibility. Investors are cautioned not to assume that any part of all of the Inferred resource exists or is economically or legally mineable. The Company cannot be certain that any part or parts of the resource will ever be converted into reserves. In addition, if the price of gold, silver, copper, zinc, lead or molybdenum declines from recent levels, if production costs increase, grades decline, recovery rates decrease or if applicable laws and regulations are adversely changed, the indicated level of recovery may not be realized or mineral reserves or resources might not be mined or processed profitably. If we determine that certain of our mineral reserves or resources have become uneconomic, this may ultimately lead to a reduction in our aggregate reported mineral reserves and resources. Consequently, if our actual mineral reserves and resources are less than current estimates, our business, prospects, results of operations and financial position may be materially impaired. For additional information see the “Proven and Probable Reserve" and "Measured, Indicated, and Inferred Resource" tables, in the Company’s Form 10-K, filed on or about February 21, 2025, with the SEC.
Note Regarding Tier 1 Portfolio:
Newmont’s Tier 1 portfolio is focused on Tier 1 assets, consisting of (1) six managed Tier 1 assets (Boddington, Tanami, Cadia, Lihir, Peñasquito, and Ahafo), (2) assets owned through two non-managed joint ventures at Nevada Gold Mines and Pueblo Viejo, including four Tier 1 assets (Carlin, Cortez, Turquoise Ridge, and Pueblo Viejo), (3) three emerging Tier 1 assets (Merian, Cerro Negro, and Yanacocha), which do not currently meet the criteria for Tier 1 Asset, and (4) an emerging Tier 1 district in the Golden Triangle in British Columbia (Red Chris and Brucejack), which does not currently meet the criteria for Tier 1 Asset. Newmont’s Tier 1 portfolio also includes attributable production from the Company’s equity interest in Lundin Gold (Fruta del Norte). Tier 1 Portfolio cost and capital metrics include the proportional share of the Company’s interest in the Nevada Gold Mines joint venture.
Tier 1 Asset is defined as having, on average over such asset’s mine life: (1) production of over 500,000 GEO’s/year on a consolidated basis, (2) average all-in-sustaining cost ("AISC")/oz in the lower half of the industry cost curve, (3) an expected mine life of over 10 years, and (4) operations in countries that are classified in the A and B rating ranges for Moody’s, S&P and Fitch. See below for a definition of GEO and See Item 7, MD&A, under the heading "Non-GAAP Financial Measures" of the most recent Form 10-K for the definition of AISC.
With respect to other assets in the industry, such terms and metrics are as published in public filings of the third-party entities reporting with respect to those assets. Newmont's methods of calculating operating metrics, such as AISC, and those of third parties may differ for similarly titled metrics published by other parties due to differences in methodology.
NEWMONT FOURTH QUARTER AND FULL YEAR 2024 RESULTS & 2025 GUIDANCE | NEWS RELEASE     40

Note that this classification is based on the reasonable good faith expectations of management as of the date hereof based on an assessment that considers past performance, as well as expectations over the remainder of the life of mine. As such, Tier 1 Asset classifications are forward-looking statements with respect to the average over the life of mine. For example, an asset may not fit one element of such definition due to a change over a select period, but continue to be designated as a Tier 1 Asset based on an aggregated assessment of the asset over the life of mine. Estimates or expectations of future production, AISC, mine life and country ratings are based upon certain assumptions, which may prove to be incorrect. Such assumptions, include, but are not limited to: (i) there being no significant change to current geotechnical, metallurgical, hydrological and other physical conditions; (ii) permitting, development, operations and expansion of Newmont’s operations and projects being consistent with current expectations and mine plans; (iii) political developments being consistent with current expectations; (iv) certain price assumptions for gold, copper, silver, zinc, lead and oil; (v) prices for key supplies; (vi) the accuracy of current mineral reserve, mineral resource and mineralized material estimates; and (vii) other planning assumptions.